UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

¬	Preliminary Proxy Statement
¬	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
¬	Definitive Additional Materials
¬	Soliciting Material under Rule 14a-12
The Andersons, Inc.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
¬	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
¬	Fee paid previously with preliminary materials.
¬
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
March 16, 2016
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of shareholders to be held on Friday, May 13, 2016 at 8:00 a.m., local time, at The Andersons’ Headquarters Building, 480 West Dussel Drive, Maumee, Ohio 43537.
This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the meeting agenda, and how to vote your proxy and procedures for the meeting. It also describes how the Board of Directors operates and gives you information about our director candidates. A form of proxy card and our 2015 annual report to shareholders are also included with this booklet.
It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
I look forward to seeing you on May 13th.
Sincerely,
/s/ Patrick E. Bowe
Patrick E. Bowe
President
and Chief Executive Officer

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:    May 13, 2016

Time:    8:00 A.M., Local Time

Place:    The Andersons' Headquarters Building
480 West Dussel Drive
Maumee, Ohio 43537

Matters to be voted upon:

1	The election of ten directors identified as nominees herein to hold office for a one-year term.

2	Advisory approval or disapproval of executive compensation.

3	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

4	Any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.
Holders of record of The Andersons, Inc. Common Shares as of the close of business on March 15, 2016 will be entitled to vote at the Annual Meeting.

By order of the Board of Directors

Maumee, Ohio March 16, 2016	/s/ Naran U. Burchinow
Naran U. Burchinow
Secretary
Your vote is important. Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, please vote your shares by proxy, either by mailing the enclosed proxy card or, by telephone or via the Internet. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2016
The Proxy Statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
PROXY STATEMENT
Annual Meeting of Shareholders
May 13, 2016
Introduction
The Board of Directors (the “Board”) is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals described in this proxy statement. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement was first mailed or otherwise delivered to shareholders on March 23, 2016.
This Proxy Solicitation
Included in this package are, among other things, the proxy card and this proxy statement. The proxy card and the identification number on it are the means by which you authorize another person to vote your shares in accordance with your instructions.
This proxy statement provides you with information about the proposals and about The Andersons, Inc. (the “Company”) that you may find useful in deciding how to vote with respect to each of the proposals. After this introduction, you will find the following ten sections:

•	Voting

•	Summary of Proposals

•	Election of Directors

•	Corporate Governance

•	Proposal for an Advisory Vote on Executive Compensation

•	Appointment of Independent Registered Public Accounting Firm

•	Share Ownership

•	Executive Compensation

•	Director Compensation

•	Other Information
The Annual Meeting: Quorum
The Annual Meeting will be held on Friday, May 13, 2016 at 8:00 a.m., local time, at The Andersons’ Headquarters Building located at 480 W. Dussel Drive in Maumee, Ohio.
The Company’s Code of Regulations requires that a majority of our Common Shares be represented at the Annual Meeting, either in person or by proxy, in order to transact business.
Abstentions and broker non-votes will be treated as present for purposes of determining whether a majority of our Common Shares is represented at the meeting, and will therefore affect whether a quorum has been achieved. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
There were no shareholder proposals submitted for the 2016 Annual Meeting.
Common Shares Outstanding
The record date for determining holders of the Company’s Common shares entitled to vote at the Annual Meeting is March 15, 2016. As of the record date, the Company had 28,245,159 Common Shares issued and outstanding.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2016
The proxy statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.

Voting
You are entitled to one vote at the Annual Meeting for each of the Company’s Common Shares that you owned of record as of the close of business on the record date for the Annual Meeting. There is no right to cumulative voting as to any matter, including the election of directors.
How to Vote Your Shares
You may vote your shares at the Annual Meeting by proxy or in person. Even if you plan to attend the meeting, we urge you to complete and submit your proxy in advance to ensure your vote is represented. If your shares are recorded in your name, you may cast your vote in one of the following ways:

•
Vote by telephone: If you received a proxy card, you can vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

•	Vote by mail: If you received a proxy card and choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

•
Vote via the Internet: You can vote by Internet at any time by visiting the website listed on your proxy card, notice document or email that you received. Follow the simple instructions and be prepared to enter the code listed on the proxy card, notice document or email that you received. If you vote via the Internet, you do not need to return your proxy card.

•	Vote in person at the Annual Meeting.
Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or a broker) may be able to vote by telephone or the Internet, as well as by mail. You should follow the instructions you receive from your nominee to vote these shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.
When you vote by proxy, the shares you hold will be voted in accordance with your instructions. Your proxy vote will direct the designated persons (known as “proxies” or proxy holders) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has designated Matthew C. Anderson, Naran U. Burchinow and Tamara S. Sparks to serve as the proxies for the Annual Meeting.
How to Revoke Your Proxy
You may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying Naran U. Burchinow, our Secretary, in writing prior to the Annual Meeting;

•	Submitting a later dated proxy card, telephone vote or Internet vote; or

•	Attending the Annual Meeting and revoking your proxy in writing.
If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
Your attendance at the Annual Meeting will not, by itself, revoke a proxy.
Voting at the Annual Meeting
Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting and (4) you did not validly revoke your proxy prior to the meeting.
The Board’s Recommendations
If you send a properly executed proxy without specific voting instructions, the designated proxies will vote your shares

•	for the election of the nominated directors,

•	for the approval of the advisory resolution on executive compensation, and

•	for the ratification of the independent registered public accounting firm.

Votes Required to Approve Each Item
The Company’s Code of Regulations states that the nominees for director receiving the greatest number of votes shall be elected. Therefore, abstentions and broker non-votes will not count as a vote for or against the election of directors and, therefore, will not have an effect on the election of directors.
The advisory vote on executive compensation requires an affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote to be considered approved. An abstention will count as a vote against this proposal. Broker non-votes will not count as a vote for or against this proposal.
The ratification of the independent registered public accounting firm requires an affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote. An abstention will count as a vote against this proposal. A proposal to ratify the selection of auditors is considered a routine matter that brokers may vote on without instruction from beneficial owners. As a result, a broker non-vote cannot occur with respect to this proposal.

Householding
The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials. If the household received a printed set of proxy materials by mail, each shareholder will receive his or her own proxy card or voting instruction card by mail. We have undertaken householding to reduce our printing costs and postage fees. Shareholders who receive household materials may elect to receive individual copies of the proxy materials at the same address (and shareholders receiving multiple copies of materials may elect to receive household materials) by contacting Investor Relations in writing at 480 West Dussel Drive, Maumee, Ohio 43537, or via telephone at (419) 893-5050.
Where to Find Voting Results
We will announce the voting results at the Annual Meeting and will publish the voting results in the Company’s Form 8-K to be filed with the Securities and Exchange Commission within four business days after the annual meeting.

Summary of Proposals
The Governance / Nominating Committee and the Board, including all independent directors, have nominated ten directors, each for a one-year term.
The Board is submitting to an advisory vote the compensation of the Company’s named executive officers, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and conducted in conformance with regulations promulgated by the Securities and Exchange Commission thereunder. While this vote is not binding, the Compensation and Leadership Development Committee and Board expect to take the results of this vote into consideration when making future compensation decisions.
The Audit Committee has hired and the Board has approved Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016 and recommends that you vote to ratify their appointment.
At the date of this Proxy Statement, we have no knowledge of any business other than the proposals described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted on at the discretion of the proxy holders.

Election of Directors
The Board of Directors is currently comprised of ten directors. The Governance / Nominating Committee and the Board have nominated and recommend the election of each of the ten nominees listed below. Each director elected will serve until the next Annual Meeting or until their earlier removal or resignation. Each of the nominees listed is currently a Director of the Company. The Board expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board reduces the number of directors as provided for in the Company’s Code of Regulations.
Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. The following is a brief biography of each nominee as well as the specific qualifications of the nominee as identified by the Board’s Governance / Nominating Committee. Information as to their ownership of the Common Shares can be found under the caption “Share Ownership” in this proxy statement. All information provided is current as of February 29, 2016.

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
Patrick E. Bowe	57	President and CEO since November 2, 2015. Prior to that, Corporate Vice President of Cargill, Inc. and a leader of Cargill's Food Ingredients and Systems business since 2007. Prior to joining Cargill's Corn Milling Division, managed the copper trading desk for Cargill Metals Division and worked as a trader and analyst for Cargill Investor Services at the Chicago Board of Trade. Worked as a cash grain merchant for Louis Dreyfus Corp. in Springfield, Ill., and Phil O'Connel Grain Co., in Stockton, California.	2015
Michael J. Anderson	64	Chairman since 2009. Chief Executive Officer from January 1999 to October 2015. President from January 1999 through December 2012. Prior to that President and Chief Operating Officer from 1996 through 1998, Vice President and General Manager of the Retail Group from 1994 until 1996 and Vice President and General Manager Grain Group from 1990 through 1994. Currently a Director of FirstEnergy Corp. beginning in 2007 and formerly a Director of Interstate Bakeries Corp from 1998 to 2009.	1988
Gerard M. Anderson	57	Chairman and Chief Executive Officer of DTE Energy since 2014; Chairman, President and Chief Executive Officer of DTE Energy from 2010 through 2013; President and Chief Operating Officer of DTE Energy from 2005 through 2010. Joined Detroit Edison, a subsidiary of DTE Energy in 1993 and held various executive positions. Prior to this, a consultant with McKinsey & Co., Inc. Director of DTE Energy since 2009.	2008
Catherine M. Kilbane	52	Senior Vice President, General Counsel and Secretary of The Sherwin-Williams Company since 2013. Prior to that, Senior Vice President, General Counsel and Secretary of American Greetings Corporation from 2003-2012. Prior to that a partner with the Cleveland law firm of Baker & Hostetler LLP.	2007
Robert J. King, Jr.	60	Senior Adviser for FNB Corp since 2013. Prior to that, President and Chief Executive Officer, PVF Capital Corp from 2009 to 2013; Senior Managing Director, Private Equity, FSI Group, LLC from 2006 through 2009; Managing Director, Western Reserve Partners LLC from 2005-2006; Regional President of Fifth Third Bank from 2002 through 2004 and Chairman, President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) from 1997 through 2002. Director of Shiloh Industries, Inc. since 2005 and PVF Capital Corp. since 2009.	2005
Ross W. Manire	64	President and Chief Executive Officer of ExteNet Systems, Inc. since 2002. Served as President, Enclosure Systems Division of Flextronics International from 2000 to 2002. Prior to that held senior management positions at Chatham Technologies, Inc., and 3Com Corporation. Former Partner at Ridge Capital Corporation and Ernst and Young. Director of Zebra Technologies Corporation since 2003 and Eagle Test Systems, Inc. from 2004 through 2008.	2009
Donald L. Mennel	69	Chairman of the Board of The Mennel Milling Company since 2012. President and Treasurer of The Mennel Milling Company from 1984 through 2012. Served on the Executive Committee of the North American Millers Association.	1998
Patrick S. Mullin	67	Retired Managing Partner of Deloitte & Touche LLP in Cleveland. Director of The OM Group, Inc. from 2011 through November 2015.	2013
John T. Stout, Jr.	62	Chairman and Chief Executive Officer of Plaza Belmont Management Group LLC since 2014. Prior to that, Chief Executive Officer of Plaza Belmont Management Group LLC since1998. Chairman of Diana Fruit Company since 2014. Previously President of Manildra Milling Corp and Manildra Energy Corp from 1991 through 1998 and Executive Vice President of Dixie Portland Flour Mills Inc. from 1984 to 1990.	2009
Jacqueline F. Woods	68	Retired President of Ameritech Ohio (subsequently renamed AT&T Ohio). Director of The Timken Company since 2000.	1999

The Governance / Nominating Committee considers a variety of factors when presenting the slate of nominees for the Board – these are listed in detail under the caption “Corporate Governance – Board Meetings and Committees – Governance / Nominating Committee.” Because of the importance of diversity in our businesses, the Committee looks at the different skills and experiences that each nominee brings. Following are specific experience, qualifications, attributes or skills that the Governance / Nominating Committee viewed as valuable to our business for the next year:

Director	Specific experience, qualifications, attributes or skills
Patrick E. Bowe
•        Over 35 years of experience in the agricultural sector
•        In recent role as Corporate Vice President for Cargill's Food Ingredient and Systems Platform, responsible for strategy, capital allocation decisions, customer relationship management, as well as leading key sourcing and business excellence initiatives
•        Has held a variety of leadership positions, both domestically and abroad, including oversight of Cargill's Corn Wet Milling operation
•        Extensive experience in leading large organizations with particular expertise in commodity and futures trading, acquisitions and joint ventures, process improvement, strategic sourcing, capital management, and establishing and maintaining strong customer relationships

Michael J. Anderson
•        Over 30 year history with the Company including leadership of the Grain and Retail businesses
•        Specific expertise in agricultural commodities trading and hedging activities.
•        Intimate knowledge of all businesses
•        Experience as a member and chair of other public company boards
•        Three years public accounting experience
•        MBA in finance and accounting
•        Executive Leadership Program, Harvard Business School

Gerard M. Anderson
•        Currently engaged as Chairman, President & Chief Executive Officer and board member of a publicly traded energy company
•        Energy industry expertise
•        MBA and MPP with a civil engineering undergraduate degree
•        Past experience as a consultant with McKinsey and Company

Catherine M. Kilbane
•        Currently engaged as Secretary and General Counsel for a publicly traded company
•        Experience with public company regulatory requirements
•        Experience in an industry that is a supplier to retailers
•        Attorney with extensive corporate law experience, including mergers and acquisitions, joint ventures, securities and compliance

Robert J. King, Jr.
•        Experience as President & Chief Executive Officer and board member of a publicly traded financial services company
•        MBA with a finance undergraduate degree
•        Expertise in banking, finance and related risk analysis with extensive senior officer experience with major banking organization.
•        Experience as a member of other company boards

Ross W. Manire
•        Currently engaged as Chairman and CEO of a telecommunications company
•        Mergers and acquisition and international business experience
•        Experience as a member of other public company boards
•        Formerly a partner with an international auditing firm and certified public accountant
•        Prior service as Chief Financial Officer of public company
•        MBA with economics undergraduate degree

Donald L. Mennel
•        Currently engaged as Chairman of the Board and experience as President and Treasurer of a major wheat milling company.
•        MBA
•        Past chair of audit committee and designated financial expert
•        Extensive grain industry experience, including analysis and hedging of agricultural commodity risk

Patrick S. Mullin
•        Experience managing Northeast Ohio Deloitte & Touche LLP office
•        Experience as Audit Committee Chair for other public companies
•        Served as a trusted business advisor to CEOs, CFOs and the audit committee chairs of several publicly traded companies
•        Extensive experience in advising public and private companies on tax, accounting, audit and consulting matters in a variety of industries
•        Over 40 years of public accounting experience
•        Merger and acquisition experience
•        Executive Leadership Programs, Harvard and Northwestern

John T. Stout, Jr.
•        Currently engaged as Chairman and Chief Executive Officer of a private equity fund that acquires diversified food processing companies and related businesses
•        Experience in the financial markets as it relates to the food industry, including analysis of agricultural commodity risk
•        Mergers and acquisition experience
•        Experience managing companies that consume of wheat, corn, soybeans, rice and other commodities
•        Board member for a variety of companies in the food industry
•        Elected to Kansas City Federal Reserve Board January 1, 2010 and again on January 1, 2013; previously six years on Kansas City Federal Reserve Board Economic Advisory Committee; Currently serving on the Compensation Committee and the Executive Search Committee of Federal Reserve Bank of Kansas City

Jacqueline F. Woods
•        Experience as a President of large telecommunications company
•        Experience as a member of other public company boards
•        Career experience in finance, marketing, strategic planning, public relations and government affairs
•        Executive Leadership Program, Kellogg Graduate School of Management, Northwestern University

The Board of Directors recommends a vote FOR the election of the ten directors as presented.

Corporate Governance

Board Meetings and Committees

Committees of the Board effective as of the May 2016 Annual Meeting
Name	Board	Audit	Compensation and Leadership Development	Governance / Nominating	Finance
Michael J. Anderson	C
Patrick E. Bowe	X
Gerard M. Anderson	X				X
Catherine M. Kilbane	X	X	C
Robert J. King, Jr.	X		X		C
Ross W. Manire	X	X			X
Donald L. Mennel	X	X		C
Patrick S. Mullin	X	C		X
John T. Stout, Jr.	X		X		X
Jacqueline F. Woods	X	X	X	X
C - Chair, X - Member

The Board of Directors held six regular board meetings in 2015. All directors attended 75% or more of the 2015 meetings of the Board, and committees on which each such director served. We do not have a formal policy regarding board members’ attendance at the annual meeting. However, all of the current Board members attended the 2015 Annual Shareholders Meeting. Richard P. Anderson is a non-voting Chairman Emeritus, and attends meetings without compensation.
The Audit Committee, Compensation and Leadership Development Committee, Finance Committee and Governance / Nominating Committee each have written charters. Copies of such charters are available at www.andersonsinc.com under the Corporate Governance tab within the Investor Relations section of the website.
Director Independence: The Board is made up of a majority of independent directors. Each of the Audit, Compensation, Finance and Go vernance / Nominating Committees is made up entirely of independent members.
An “independent” director is a director who meets the criteria for independence as required by the applicable law and the NASDAQ (“NASDAQ”) Corporate Governance Standards for Listed Companies and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors and director nominees is independent under the corporate governance standards of the NASDAQ, with the exception of Michael J. Anderson, Chairman and Chief Executive Officer. Michael J. Anderson and Gerard M. Anderson are cousins. The Board has determined that the relationship does not affect Gerard M. Anderson’s exercise of independent judgment on the Board.
Audit Committee: The Board established the Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. The Audit Committee is comprised of five independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies) and, among other duties, oversees the accounting and financial reporting process of Company, appoints the independent registered public accounting firm, reviews the internal audit and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the independent registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments. The Audit Committee held four regular meetings in 2015. The Board has determined that Patrick S. Mullin is an “audit committee financial expert” as defined in the federal securities laws and regulations.
Compensation and Leadership Development Committee: The Compensation and Leadership Development Committee, comprised solely of four independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies), reviews the recommendations of the Company’s Chief Executive Officer and Senior Vice President, Human Resources as to the appropriate compensation that includes base salaries, short-term and long-term compensation, and benefits of the Company’s officers and determines the compensation of such officers for the ensuing year. The Chief Executive Officer’s compensation is also determined by the Committee and then recommended to the full Board for approval. In addition, under the

Company’s 2014 Long-Term Incentive Compensation Plan, the Committee reviews, approves and recommends to the Board grants of equity-based compensation aggregated for non-officers and individual grants for officers and reviews and approves the “Compensation Discussion and Analysis” appearing in this proxy statement. The Compensation and Leadership Development Committee met three times during 2015. The Committee, by charter, is authorized to retain its own independent compensation consultants and legal counsel.
Finance Committee: The Finance Committee is comprised of four independent directors and is charged with monitoring and overseeing the Company’s financial resources, strategies and risks, especially those that are long-term in nature. The Finance Committee met three times in 2015.
Governance / Nominating Committee: The Governance / Nominating Committee is comprised of three independent directors. The Governance / Nominating Committee met two times in 2015. The Committee recommends to the Board actions to be taken regarding its structure, organization and functioning, selects and reviews candidates to be nominated to the Board, reports to the Board regarding the qualifications of such candidates, recommends a slate of directors to be submitted to the shareholders for approval, and conducts regular meetings of the independent directors without management being present. The Governance / Nominating Committee and other members of the Board identify candidates for consideration by the Committee, and may, if it elects to, engage the services of third party search firms to identify candidates. The Governance / Nominating Committee recommended the election to the Board of each nominee named in this proxy statement.
It is the policy of the Governance / Nominating Committee to consider for nomination as a director any person whose name is submitted by a shareholder, provided that the submission is made prior to December 31 of the year that precedes the next annual meeting of shareholders and provided that the person is willing to be considered as a candidate.
Submission of names by shareholders is to be made to the Secretary of the Company, at the Company’s headquarters in Maumee, Ohio. The Secretary, in turn, submits the names to the Chair of the Governance / Nominating Committee. The shareholder’s notice must set forth all information relating to any nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Act of 1934, as amended (including, if so required, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Additionally, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the notice must provide the name and address of such shareholder and beneficial owner and the class and number of shares of the Company which are owned beneficially and of record by such shareholder and beneficial owner.
Each candidate for director (no matter how nominated) is evaluated on the basis of his or her ability to contribute expertise to the businesses and services in which the Company engages, to conduct himself or herself in accordance with the Company’s Statement of Principles, and to contribute to the mission and greater good of the Company. The candidate’s particular expertise, as well as existing Board expertise, is taken into consideration. A candidate’s “independence,” as defined by applicable stock exchange regulations and any other applicable laws, and the Board’s ratio of independent to non-independent directors are also taken into consideration. Preferences, qualifications and specific qualities or skills considered necessary for one or more of the directors to possess include, but are not limited to, the following:

•	Able to serve for a reasonable period of time

•	Multi-business background preferred

•	Successful career in business preferred

•	Active vs. retired preferred

•	Audit Committee membership potential

•	Strategic thinker

•	Leader / manager

•	Agribusiness background, domestic and international

•	Transportation background

•	Retail background

•	Brand marketing exposure
The Committee seeks nominees who provide a diverse set of backgrounds, skills, experiences and viewpoints who will contribute expertise to the Board, who will conduct themselves in accordance with the Company’s Statement of Principles and who will share their diverse skills and experiences for the greater good of the Company. Because the Company consists of several diverse businesses, we highly value differing viewpoints shared in the pursuit of Board actions that best balance the objectives of our customers, employees, shareholders and communities.
The Board has adopted a policy not to nominate for re-election to the Board any member reaching the age of 72.

Board Leadership Structure: Since 2009, Michael J. Anderson has served as Chairman of the Board of Directors. As Chairman, Mr. Anderson chairs meetings of the Board, sets Board meeting agendas, has authority to call meetings of the Board and serves as liaison with management of the Company.
The Lead Director is chosen by the independent directors of the Board. Since 2010, Donald L. Mennel has served as Lead Director of the Board. As the Lead Director, Mr. Mennel chairs meetings of the independent directors, chairs the Governance / Nominating Committee, approves Board meeting agendas and the information available to the Board, has the authority to call meetings of the independent directors, and serves as liaison with the Chairman.
With the selection of Patrick E. Bowe as the Company's new President and Chief Executive Officer, the Board has determined to separate the positions of CEO and Chairman. Michael J. Anderson, who previously held both positions, will remain as Chairman of the Board of Directors. The Board feels that Mr. Anderson's experience on two other public company boards, as well as his extensive prior experience with the Company, provides a unique resource of board chairmanship experience that will serve the Company well. Due to his experience with the Company, Mr. Anderson will not be considered an independent Board member. For that reason, the position of an independent Lead Director remains a vitally important role for the Company, which Mr. Mennel will continue to hold. As Lead Director, Mr. Mennel will continue to have the responsibility and authority to set the agenda and manage the meetings of the independent directors, to communicate their interests to the Chairman and to the CEO, and to assert any other concerns for the benefit of the stockholders, and in so doing serve as an institutional counterweight to the Chairman and CEO.
Board Oversight of Risk: The Board is responsible for overseeing risk management for the Company. It has delegated to each of the Audit Committee, the Finance Committee, the Compensation and Leadership Development Committee and the Governance / Nominating Committee, certain of its responsibilities in this area. For example, the Audit Committee has the oversight responsibility for the integrity of the Company’s financial statements and its financial reporting process; its systems of internal accounting and financial controls and the performance of the Company’s internal audit function and independent auditor. The Finance Committee has responsibility for risks relating to capital markets including interest rate volatility and access to capital, counterparties, product liability, price volatility and general industry market risks. The Compensation and Leadership Development Committee has the responsibility for reviewing the Company’s compensation policies to ensure that these policies are not reasonably likely to create undue risk to the Company. The Governance / Nominating Committee has responsibility for oversight of the Company’s ethics policies, including the Company’s Code of Business Conduct, Board Succession and other regulatory / legislative issues.
Although the Board has delegated certain responsibilities for risk management to its Committees, the Board retains overall responsibility and coordination of this duty. Each Committee Chairman reports to the full Board matters discussed or reviewed at Committee meetings. Although the Board oversees the Company’s risk management, company management is responsible for day-to-day risk management processes and provides regular updates to the Board and its Committees.
Executive Sessions of the Board: Our independent directors meet in executive session at each Board meeting. Our Lead Director chairs these executive sessions.
Shareholder Communications to Board: Shareholders may send communications to the Board by writing any of the Company's officers at the Company’s headquarters at its Maumee, Ohio address or by calling any officer at 419-893-5050 or 800-537-3370. All shareholder communications addressed to the Board will be forwarded directly to the Board members.
Code of Ethics
The Company has adopted Standards of Business Conduct that apply to all employees, including the principal executive officer, principal financial officer and the principal accounting officer. These Standards of Business Conduct are available on the Company’s website (www.andersonsinc.com) under the Corporate Governance tab within the Investor Relations section of the website. The Company intends to post amendments to or waivers, if any, from its Standards of Business Conduct as relates to the Company’s chief executive officer and chief financial officer on its website.
Review, Approval or Ratification of Transactions with Related Persons
The Board has practices and procedures to address potential or actual conflicts of interest and any appearance that decisions are based on considerations other than the best interests of the Company that may arise in connection with transactions with certain persons or entities, which include the completion of annual written questionnaires requiring disclosure of potential conflict situations, financial transactions, and annual affirmation of compliance with the Company’s Standards of Business Conduct and Statement of Principles (the “Related Person Transaction Policy”). The Related Person Transaction Policy operates in conjunction with the Company’s Standards of Business Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved is material to the individual, and in any event, to any transaction in which the amount may be expected to exceed $120,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).
The Governance / Nominating Committee is charged with the review of any transactions with related persons. They may utilize outside legal counsel or the Company’s general counsel to provide opinions as to the appropriateness of any potential Related Person Transaction. All directors and officers complete annual questionnaires regarding their stockholdings and transactions which may possibly be regarded as involving related parties. In considering any matter, the Governance / Nominating Committee will consider the terms of the Company’s Standards of Business Conduct, which directors and officers also commit to observe.
A Related Person Transaction is initially subject to review by the Chief Executive Officer. Matters regarding the Related Person Transaction Policy, or Related Person Transactions involving directors or officers, are submitted to the Governance / Nominating Committee for approval or ratification. As part of its review of each Related Person Transaction, the Governance / Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. The Related Person Transaction Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Governance / Nominating Committee and do not require separate approval or ratification. The director involved in a Related Person Transaction will recuse himself/herself from any decision to approve or ratify such transaction.
The Governance / Nominating Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.
Donald L. Mennel is Chairman, and formerly President and Treasurer of, and a significant shareholder in, The Mennel Milling Company ("Mennel Milling"). Mennel Milling sells grain to, and purchases grain from, the Company and its Lansing Grain affiliate, and also leases railcars from the Company. The amounts received from such transactions are below thresholds established by Nasdaq as standards for director non-independence. The Board has determined that such transactions will not interfere with Mr. Mennel's ability to serve as an independent director.
Catherine M. Kilbane, who serves as a director, member of the Audit Committee and Chair of the Compensation and Leadership Development Committee, is Senior Vice President, Secretary and General Counsel of The Sherwin-Williams Company. The Sherwin-Williams Company, through its retail stores, competes with the paint department of the Company's retail stores. It may also supply paints and other products for sale by the Company in its retail stores and for use in the Company's railcar painting business. The amount of such competition and supplies are de minimis, and the Board has determined that such competition and transactions will not interfere with Ms. Kilbane's ability to serve as an independent director.
There were no other Related Person Transactions for the year ended December 31, 2015.
Audit Committee Report
The Audit Committee of The Andersons, Inc. Board of Directors operates under a written charter. In May 2015, the Committee was reappointed with five independent directors. The Audit Committee appoints, establishes fees to, reviews audit scope and plan, pre-approves non-audit services provided by, and evaluates the performance of, the Company’s independent registered public accounting firm. The Audit Committee’s appointment of the Company’s independent registered public accounting firm is presented to the shareholders in the annual proxy statement for ratification.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements of the Company in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and assessing the effectiveness of the Company’s internal controls over financial reporting and for issuing their reports. The Audit Committee is responsible for monitoring and overseeing these processes.
In this context, the Audit Committee has reviewed the Company's audited financial statements and has met and held separate discussions with management, the Company’s internal audit director and the independent registered public accounting firm regarding such financial statements. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing

Standard No. 16, Communications with Audit Committees, and reviewed all material written communications between the independent registered public accounting firm and management.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
The Audit Committee has also reviewed the services provided by the independent registered public accounting firm (as disclosed below under the caption “Audit and Other Fees”) when considering their independence.
Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Patrick S. Mullin (chair), Catherine M. Kilbane, Ross W. Manire, Donald L. Mennel, Jacqueline F. Woods
Use of Compensation Consultants
In 2015, the Compensation and Leadership Development Committee of the Board of Directors retained Semler Brossy Consulting Group of Los Angeles, California as its own independent adviser. The consultant continues to act as an independent adviser to the committee in connection with 2016 executive compensation for executive officers and non-employee independent directors.
Management of the Company has engaged Findley Davies to provide executive compensation consulting. Findley Davies' role was primarily focused on: 1) developing communications for implementation of a relative Total Shareholder Return performance measure to be used for equity grants in 2016; 2) advising on compliance related matters; and 3) analyzing share utilization for long-term compensation. As described in the Compensation Discussion & Analysis, an evaluation of their independence concluded that Findley Davies is not independent, as Findley Davies (FD) provided both compensation consulting and other services to the Company and Semler Brossy (SB) only provided executive compensation consulting services in 2015 as follows:

Fees	2015	2014
FD Executive/LongTerm Compensation Consulting	$48,676	$102,000
FD Fees for other consulting and actuarial services (1)	626,712	448,310
SB Executive Compensation Fees	121,896	72,208
Total	$797,284	$628,518

(1)
Services include consulting, communications, and technical support of the Company’s health and welfare and retirement plans. In 2015 and 2014, $188,221 and $109,800, respectively, was charged directly to the pension trust.

Compensation / Risk Relationship
Company management has reviewed the compensation programs established for all employees and determined that certain aspects of our incentive programs may encourage the taking of undue risk positions, but that such situations are infrequent and mitigated by compensating controls. In all cases, the Company believes that it has appropriate mitigating controls and that compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The results of this review are discussed below:

(a)
One Year Income Incentives. The Company’s annual cash compensation program for management (MPP) is generally based on one year of income performance as defined by U.S. generally accepted accounting principles. By measuring only one year of income results, an incentive can be created to maximize short-term, same year profits by making unwise credit decisions which might increase long-term counterparty risk. This incentive is mitigated by the following: (i) the Company caps all short-term incentive compensation at two times the targeted amount for each position; (ii) the Company’s Vice

President Finance & Treasurer must establish all credit limits above any material size (varies by business group); (iii) a majority of management employees who participate in MPP also participate in the Company’s long-term equity compensation program, which is coupled with equity retention requirements (which are large in the case of senior officers); and (iv) losses in subsequent years from imprudent credit decisions will reduce compensation in such subsequent years. We adopted a policy commencing 2014 requiring the repayment or “clawback” of excess cash or equity based compensation where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement from each executive officer of the Company (regardless of involvement in the cause of the restatement) and also the group controller of the business unit involved in the restatement. If this policy proves to be incompatible with final rules adopted by the SEC implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (and, in turn, implemented by NASDAQ listing rules) we will adjust our policy accordingly.

(b)
Performance Share Units. Company officers receive Performance Share Units (PSUs) that vest based upon service and performance which is measured by three years of cumulative diluted earnings per share (nine quarters of cumulative diluted earnings per share for the 2013 grant) on a rolling basis. Absent mitigating controls to monitor equity transactions and manage the Company’s leverage, this award might otherwise induce actions to be taken to improve Company earnings per share results by creating a riskier balance sheet position by increasing the Company’s leverage or through the use of cash to purchase shares on the open market. The PSU award criteria might also encourage aggressive acquisition strategies, under which the Company might incur imprudent amounts of debt to finance riskier acquisitions in order to increase short-term earnings per share and thereby increase PSU awards. This incentive is mitigated by the following controls: (i) acquisitions of any significance require the approval of the CEO and the Board of Directors; (ii) officers have large equity retention requirements, which would be negatively impacted by transactions with large inherent risk, (iii) the Company’s leverage is managed within set guidelines by the CEO and the CFO, within levels approved by the Board of Directors.

(c)
Stock Appreciation Rights. From 2006-2010, the Company awarded Stock Only Stock Appreciation Rights (“SOSARs”) in lieu of traditional stock options. SOSARs are awards paid in shares of Company stock whose number is determined based on the share price appreciation (at the exercise date) of the number of shares granted. While the Company’s SOSAR program presents a long-term incentive different than traditional stock options, it nonetheless presents executives with the choice of when to exercise the right to acquire the shares that become available as a result of stock appreciation under the program. In that respect, SOSARs, like any stock option, can encourage executives to enter into transactions with long-term risks which may result in short-term gains in stock price at the expense of the Company’s long-term financial performance. The temptation to engage in such transactions is mitigated by the following controls: (i) major transactions which might affect short-term stock price require the approval of both the CEO, as well as the Board, and (ii) our internal criteria for approving major investments utilizes a RAROC (Risk Adjusted Return on Capital) analysis whereby riskier investments require higher reward prospects for approval, making approval more difficult to achieve.

(d)
Restricted Share Awards. In 2011, the Company replaced the SOSAR equity award with full value Restricted Share Awards (“RSAs”). Restricted shares are delivered at grant date and vest over a three year period (nine quarters for the 2013 grant). The main objective of RSAs is to promote retention. To a lesser extent, they also create focus on share price and alignment with shareholders, but the Company does not feel this is significant enough to encourage the taking of undue risk positions.

Proposal for an Advisory Vote on Executive Compensation
As required by Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, the Board is submitting a non-binding advisory resolution to our shareholders for approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis included within this proxy statement.
We believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders. We believe that the compensation we have given, viewed in the context of our current year results, demonstrates the appropriateness of our executive compensation practices. Please refer to the Compensation Discussion and Analysis contained in this proxy statement for a description of the philosophy and design strategy of our compensation programs, our peer group benchmarking, and the actual values given as compensation for our named executive officers.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Leadership Development Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Accordingly, the Board of Directors unanimously recommends a vote FOR the approval of the following advisory resolution on executive compensation:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED on an advisory basis.

Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
Deloitte & Touche LLP (D&T) served as the Company's independent registered public accounting firm for the year ended December 31, 2015.
PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent registered public accounting firm for the year ended December 31, 2014. The Audit Committee of the Board of Directors of the Company conducted a comprehensive, competitive process to determine the Company's independent registered public accounting firm for the Company's fiscal year ended December 31, 2015. On February 27, 2015, the Audit Committee approved, effective March 3, 2015, the engagement of D&T as the Company's independent registered public accounting firm for the Company's fiscal year ended December 31, 2015 and dismissed PwC.
PwC's audit reports on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.
During the fiscal years ended December 31, 2014 and 2013, and the subsequent interim period through February 27, 2015, there were (i) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to PwC's satisfaction, would have caused PwC to make reference thereto in their reports on the financial statements for such years, and (ii) no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K.
During the fiscal years ended December 31, 2014, and 2013, and the subsequent interim period through March 2, 2015, neither the Company nor anyone on its behalf consulted with D&T regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report or oral advice was provided to the Company that D&T concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
The Audit Committee now seeks the shareholders' ratification of the appointment of D&T as the independent registered public accounting firm of the Company for the year ending December 31, 2016.
Representatives of D&T are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.
Audit and Other Fees
During 2015, D&T not only acted as the Company’s independent registered public accounting firm but also rendered other services to the Company. The following table sets forth the aggregate fees for professional services rendered by D&T for audit, audit-related, tax and other services related to fiscal year 2015. During 2014, PwC acted as the Company's independent registered public accounting firm and also rendered other services to the Company. The information for 2014 in the table below represents aggregate fees for professional services rendered by PwC:

Fees	2015	2014
Audit (1)	$3,173,386	$3,101,450
Audit-related (2)	56,498	365,478
Tax (3)	31,075	56,423
Other (4)	—	1,800
Total	$3,260,959	$3,525,151

(1)
Comprises the audits of the Company’s annual consolidated financial statements and internal controls over financial reporting and reviews of the Company’s quarterly consolidated financial statements, as well as statutory audits of the Company’s consolidated subsidiaries, attest services and consents to SEC filings.

(2)
Amounts incurred in 2015 related to an information security and risk management assessment while amounts incurred in 2014 related to fees for review and testing of the Company’s SAP environment and associated controls.

(3)
Amounts incurred in 2015 and 2014 related to fees for services related to tax consultations and tax planning projects. Excluded from the 2015 amount is $28,395 of tax consultation projects incurred prior to Deloitte's appointment as the Company's independent registered public accounting firm.

(4)	Amount incurred in 2014 related to the annual license fee for technical accounting research software.

Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes-Oxley Act of 2002 which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent registered public accounting firm. Under this policy, the Audit Committee specifically pre-approves at the beginning of each fiscal year all audit and audit-related services to be provided by the independent registered public accounting firm during that fiscal year within a general budget. The Audit Committee is updated as to the actual billings for these items at each meeting.
Tax and all other services that are permitted to be performed by the independent registered public accounting firm, but could also be performed by other service providers, require specific pre-approval by the Audit Committee after considering the impact of these services on auditor independence. If the Audit Committee pre-approves services in these categories by the independent registered public accounting firm, the Audit Committee is updated at each meeting as to the actual fees billed under each project.
All tax and other fees were pre-approved by the Audit Committee. All 2015 fees noted above were for employees of D&T. All 2014 fees were for employees of PwC.

Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has hired and the Board of Directors has approved Deloitte & Touche LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company for fiscal year 2016.
If the shareholders do not ratify this appointment by a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will consider other independent registered public accounting firms. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders.
The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.

Share Ownership
Shares Owned by Directors and Executive Officers
The following table indicates the number of Common Shares beneficially owned as of February 29, 2016. The table displays this information for the directors and executive officers as a group, for each director individually and for each of the Named Executive Officers (as defined hereafter). Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as noted below, the address of the beneficial owners is The Andersons, Inc., 480 West Dussel Drive, Maumee, Ohio 43537.

	Amount and Nature of Shares Beneficially Owned
Name	SOSARs / Options (a)	Common Shares		Aggregate Number Of Shares Beneficially Owned	Percent of Class (b)
Michael J. Anderson	—	572,169	(c)	572,169	2.0%
Gerard M. Anderson	—	328,486	(d)	328,486	1.2%
Patrick E. Bowe	—	28,249		28,249	*
John J. Granato	—	11,501		11,501	*
Catherine M. Kilbane	—	21,473		21,473	*
Robert J. King, Jr.	—	23,055		23,055	*
Neill C. McKinstray	—	52,326	(e)	52,326	*
Ross W. Manire	—	10,011		10,011	*
Donald L. Mennel	—	63,376	(f)	63,376	*
Patrick S. Mullin	—	4,927		4,927	*
Harold M. Reed	—	106,562	(g)	106,562	*
Rasesh H. Shah	—	55,118	(h)	55,118	*
John T. Stout, Jr.	—	14,499	(i)	14,499	*
Jacqueline F. Woods	—	15,836		15,836	*
All directors and executive officers as a group (22 persons)	—	1,643,555		1,643,555	5.9%

(a)	Includes options exercisable within 60 days of February 29, 2016.

(b)	An asterisk denotes percentages less than one percent.

(c)	Includes 150,138 Common Shares held by Mrs. Carol H. Anderson, Mr. Anderson’s spouse. Mr. Anderson disclaims beneficial ownership of such Common Shares.

(d)	Includes 316,497 Common shares held by trust.

(e)	Includes 2,378 Common Shares held by Mrs. Sandra J. McKinstray, Mr. McKinstray's spouse. Mr. McKinstray disclaims beneficial ownership of such Common Shares.

(f)	Includes 1,237 Common Shares held by Mrs. Louise Mennel, Mr. Mennel’s spouse. Mr. Mennel disclaims beneficial ownership of such Common Shares. Also includes 35,655 Common shares held by trust.

(g)	Includes 55,563 Common shares held by trust.

(h)	Includes 9,648 Common shares held by trust.

(i)	Includes 4,219 Common shares held by trust.

Share Ownership of Certain Beneficial Owners
The following table indicates the number of Common Shares beneficially owned by each shareholder who is known to own beneficially more than 5% of our Common Shares as of December 31, 2015:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Common Shares Beneficially Owned	Percent of Class as of December 31, 2015
Common Shares	The Vanguard Group, Inc. (a) 100 Vanguard Boulevard Malvern, PA 19355	2,190,826	7.82%
Common Shares	Blackrock, Inc. (b) 55 East 52nd Street New York, NY 10055	2,524,234	9.00%
Common Shares	Dimensional Fund Advisors LP (c) Building One 6300 Bee Cave Road Austin, TX 78746	1,807,524	6.46%
Common Shares	Allianz Global Investors U.S. Holdings LLC (d) 1633 Broadway New York, NY 10019	1,489,975	5.30%

(a)
Based upon information set forth in the Schedule 13G filed on February 10, 2016 by The Vanguard Group, Inc. The Vanguard Group, Inc. is an investment adviser and holding company with the sole power to vote 34,316 Common Shares and sole dispositive power over 2,155,460 Common Shares. Vanguard Fiduciary Trust Company (“VFTC”) is a wholly owned subsidiary of The Vanguard Group, Inc. and an investment manager of collective trust accounts with the sole power to vote and dispose of 32,866 Common Shares. Vanguard Investments Australia, Ltd. ("VIA") is a wholly owned subsidiary of The Vanguard Group, Inc. and an investment manager of Australian investment offerings with the sole power to vote and dispose of 3,950 Common Shares.

(b)
Based upon information set forth in the Schedule 13G filed on January 25, 2016 by Blackrock, Inc. Blackrock, Inc. is a holding company or control person with the sole power to vote 2,457,053 Common Shares and sole dispositive power over 2,524,234 Common Shares.

(c)
Based upon information set forth in the Schedule 13G filed on February 9, 2016 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP is an investment adviser with the sole power to vote 1,748,683 Common Shares and sole dispositive power over 1,807,524 Common Shares.

(d)
Based upon information set forth in the Schedule 13G filed on February 12, 2016 by Allianz Global Investors U.S. Holdings LLC. NFJ Investment Group LLC is a wholly owned subsidiary of Allianz Global Investors U.S. Holdings LLC and an investment adviser with the sole power to vote and dispose of 1,484,005 Common Shares. Allianz Global Investors GmbH is an affiliate of Allianz Global Investors U.S. Holdings LLC and an investment adviser with the sole power to vote and dispose of 5,970 Common Shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. In addition, persons that are not executive officers or directors but who beneficially own more than ten percent of Common Shares must also report under Section 16(a). Copies of all Section 16(a) forms filed by officers, directors and greater-than-10% owners are required to be provided to the Company.
We have reviewed the reports and written representations from the executive officers and directors. Based on our review, we believe that all filing requirements were met during 2015.
Compensation and Leadership Development Committee Interlocks and Insider Participation
No member of our Compensation and Leadership Development Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Leadership Development Committee.

Executive Compensation
Compensation and Leadership Development Committee Report
The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis which follows, and, based on such review and discussion, recommends to the Board of Directors of The Andersons, Inc. that it be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015.
COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
Catherine M. Kilbane (chair), Robert J. King, Jr., John T. Stout, Jr., Jacqueline F. Woods
Compensation Discussion and Analysis
The following section describes the components of our executive compensation program for our named executive officers (“Named Executive Officers” or “NEOs”), whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. For the year ended December 31, 2015, our NEOs included the following individuals:

Officers	Title as of December 31, 2015
Patrick E. Bowe	Chief Executive Officer
Michael J. Anderson	Chairman of the Board (Former Chief Executive Officer)
John J. Granato	Chief Financial Officer
Harold M. Reed	Chief Operating Officer
Rasesh H. Shah	President, Rail Group
Neill C. McKinstray	President, Grain & Ethanol Groups

In November 2015, Patrick E. Bowe became the Company’s Chief Executive Officer. His compensation plan and employment contract differ materially from that of his predecessor and, for clarity, are described separately below. With Mr. Bowe’s hiring as Chief Executive Officer, Michael J. Anderson will remain as Chairman of the Board of Directors. His compensation for that role is also described separately below.
Michael Anderson was the CEO for the majority of the year prior to Mr. Bowe’s appointment. As a result, references to our CEO or the CEO as one of our NEOs in the discussion below generally refer to Mr. Anderson except where reference to Mr. Bowe is explicitly made.

Executive Summary
Rewarding Performance and Achieving Objectives
Our compensation plans and policies are structured to achieve the following goals:

•	Compensation should reflect a balanced mix of short-term and long-term components.

•	Short-term cash compensation (which is both base pay and bonuses) should be based on annual Company, business unit and individual performance.

•	Long-term equity compensation should encourage achievement of the Company’s long-term performance goals and align the interests of executives with shareholders.

•	Executives should build and maintain appropriate levels of Company stock ownership so their interests continue to be aligned with the Company’s shareholders.

•	Compensation levels should be sufficient to attract and retain highly qualified employees.

•	Compensation should reflect individual performance and responsibilities.

To do so, we provide:

Base Salary	A salary range is established for each position, based upon extensive benchmarking.
Short-Term Incentive Compensation
An annual cash bonus. Most of the bonus is determined by a formula based on pre-tax income of both the executive’s individual business group, and the Company as a whole. A smaller amount is awarded at the discretion of the CEO based on individual contributions. The pool available for the CEO’s discretionary awards is determined by a formula also based on pre-tax income.

Long-Term Incentive Compensation:
Restricted Share Awards ("RSAs")	Grants of common stock subject to vesting over a multi-year period. Grant amount is adjusted by a factor based on prior year income results.
Performance Share Units ("PSUs")	Units convertible to common stock upon performance criteria being met over a multi-year period. Performance criteria are based upon cumulative EPS.
NEO compensation is designed to maintain a strong link between pay and performance, with both short and long-term incentives. The majority of our NEO compensation will vary based on performance. In 2015, 70% of CEO compensation and 62% of all other NEO's compensation is designed to vary with Company and business Group performance. We target 36% of each Group President’s total compensation to vary with Company performance and 22% to vary with business Group performance. Group President's that are not NEO's are excluded from the pie chart below. Individual business Group performance is a strong determinant of the Company’s overall annual operating performance and the achievement of long-term strategic objectives.

Mix of Target Compensation

2015 Financial Performance Highlights
The Company's results in 2015, led by the strong performance of the Rail Group, are highlighted below.

•	Adjusted net income of $41.2 million for 2015 or $1.45 per diluted share (1)

•	Rail Group earned record $50.7 million of pre-tax income for the year

•	Ethanol delivered $28.5 million of pre-tax income attributable to The Andersons in a difficult energy market

•	Company recorded total charges of $105.6 million for the termination of the Company's defined benefit pension plan and the impairment of goodwill in the fourth quarter

•	Resulting GAAP reported net loss of $13.1 million or $0.46 per diluted share for 2015
(1) The net income and diluted earnings per share numbers used to determine compensation amounts were adjusted to remove several non-cash, one-time charges. Such items include goodwill impairment charges, as well charges from the termination of the Company's defined benefit pension plan. Under the pension termination plan, participants received the full value of their accrued pension benefit which has been frozen since 2011. The Committee approved only a portion of such potential adjustments for incentive compensation purposes to provide minimum incentive compensation at threshold income levels.
The following “NEO Management Bonus and Pre-Tax Income” graph illustrates our pay-for-performance approach to compensation. The graph displays trends in pre-tax income compared to total short-term incentives for the Company’s NEOs for each year. The Company's annual incentive program is designed to be directly responsive to changes in earnings. Over the five year period, changes in annual incentive compensation for NEOs were appropriately aligned with changes in pre-tax income.
The following long-term performance and compensation graphs illustrate diluted EPS and resulting CEO equity-based compensation from Performance Share Units (PSUs) for the three-year periods ending on December 31, 2013 and 2014, and the nine quarters from October 1, 2013 to December 31, 2015.

Long-Term Performance Based Compensation- Cumulative EPS
(1) Cumulative EPS has been adjusted to remove several non-cash, one-time charges, as described in 2015 Financial Performance Highlights above.
We establish both threshold and target levels for our incentives, and cap formula based incentive awards, no matter how extraordinary the performance, at twice the target incentive. We believe our standards for threshold and target levels provide fair and challenging tests. In 2014, all but one business unit exceeded threshold, with two business units exceeding their target. In 2015, two business units exceeded target, all other business units finished below threshold. The relationship between incentive-based pay and performance is strong as evidenced by the graphs of annual and long-term NEO compensation. See the Bonus, Performance Targets & Thresholds section below for greater detail.
Other than required executive officer physicals, there are no perquisites, unusual reimbursements (other than certain reimbursements made to Patrick Bowe described below) or non-cash rewards (other than equity). Other than Patrick Bowe, our NEO’s and senior executives do not have employment contracts. All NEOs have a severance policy and change of control plan, which is described in this CD&A.
Compensation for Patrick E. Bowe
In 2014, Michael J. Anderson advised the Board of his desire to retire as Chief Executive Officer of the Company in 2015, upon the selection of a replacement. The Board retained the services of Spencer Stuart, an international executive search firm, to identify candidates, and engaged Semler Brossy Consulting Group, the independent compensation consultant utilized by the Compensation and Leadership Development Committee, to assist in developing and evaluating the compensation package that would be required to attract qualified candidates.
Michael J. Anderson's aggregate compensation had, at Mr. Anderson's direction, been targeted at the 25th percentile of a competitive benchmark of companies. Through inheritance, Mr. Anderson had a substantial equity interest in the Company outside the equity earned through his long term incentive compensation. The Compensation and Leadership Development Committee, with the input of its advisors and search consultants, determined that the successful recruitment of a qualified candidate for Chief Executive Officer would require targeting total compensation at approximately the 50th percentile of a competitive benchmark of companies, and that the composition of the companies used to create the competitive benchmark should be adjusted. A description of the revised competitive benchmark is provided below. In addition, the Company was advised that many, if not all, the candidates would likely lose or forfeit long term equity based options, grants or awards from their current employer, for which replacement compensation would need to be provided by the Company for a successful recruitment.
In September 2015, the Company announced the selection of Patrick E. Bowe, a senior executive from Cargill, Inc., as its new Chief Executive Officer, commencing November 2015. Mr. Bowe would join the Board of Directors of the Company, and Michael J. Anderson would remain as Chairman of the Board of Directors. The terms of Mr. Bowe's compensation package are set forth in an employment contract which were publicly disclosed at the time of the announcement, and are summarized below:

Annual Compensation
Base salary: $900,000
Target Annual Bonus: 100% of base salary
Total Target Cash Compensation: $1,800,000
Anticipated Long Term Incentive Compensation: $2,000,000
Total target direct compensation: $3,800,000

Sign-on related Compensation
Objective:	Delivery Method:
Grant to compensate Mr. Bowe for the loss of benefits, including equity grants, at his previous employer
Grant to reward commencement of employment at the Company in November 2015

Reimbursement of forfeited previously vested equity grants from his prior employer. Amounts paid by the Company are subject to clawback should Mr. Bowe voluntarily terminate his employment or be terminated for cause prior to the third anniversary of his employment.

Restricted common stock, 3 year ratable vesting: approximately $1,000,000

Options to acquire 325,000 shares of Company common stock, 3 year ratable vesting: $3,370,250

Mr. Bowe experienced a forfeiture of previously earned equity grants valued at $1,217,996, and was reimbursed by the Company in the amount of $1,862,775, to achieve a net after tax benefit in the amount of the forfeiture.

Other Benefits
Objective:	Delivery Method:
Relocation benefits Reimbursement of professional fees, capped at $50,000 Other benefits
Reimbursement of sales commissions from sale of Mr. Bowe’s current home, not to exceed $400,000; twelve months temporary housing allowance not to exceed $75,000; and reasonable relocation expenses incurred for purchase of new home and travel expenses in accordance with the Company’s relocation program applicable to the Company’s senior executives. Value incurred in 2015 of $7,348.

$50,000 paid to reimburse professional fees in connection with negotiation of employment arrangements.

All of the Company’s benefit plans or arrangements in effect from time to time with respect generally to senior executives.

The executive employment agreement is for an indefinite term, subject to termination at any time by the Company or Mr. Bowe. Mr. Bowe’s executive employment agreement also provides for severance payments and benefits in the event that his position with the Company is involuntarily terminated by the Company without cause or by Mr. Bowe for good reason. During the initial 3 year period of employment, the severance payments will be upon terms different than the Company’s generally available plans for senior executives.  During the initial 3 year period, subject to Mr. Bowe’s continued compliance with certain obligations under the executive employment agreement and certain other conditions, if Mr. Bowe’s employment is terminated by the Company without cause or by Mr. Bowe with good reason, the Company will pay or provide Mr. Bowe with accrued benefits, an amount equal to two times the sum of his base salary plus the target bonus; senior executive level outplacement services for a period of twelve months following the termination date and continued participation in the Company’s group health plan.  Under certain circumstances, if Mr. Bowe’s employment is terminated during the three months preceding or twenty four months following a “change in control” which occurs on or prior to the third anniversary of the effective date of the executive employment agreement, the Company shall pay or provide Mr. Bowe with accrued benefits, an amount equal to three times the sum of his base salary plus the target bonus; senior executive level outplacement services for a period of twelve months following the termination date and continued participation in the Company’s group health plan. After the initial three year period elapses, Mr. Bowe’s severance payments and benefits will be as provided in the Company’s generally available severance plan for senior executives.

Although eligible, Mr. Bowe elected not to receive a pro-rata bonus for 2015 as shown in the Summary Compensation Table below.
Compensation for Michael J. Anderson
As Chairman of the Board, Michael J. Anderson will remain an employee of the Company. Commencing November 2015, he will be paid a salary of $150,000 per year, and continue to receive medical and other benefits available to executives generally. However, he will not be eligible for short or long term incentive awards, and therefore will no longer receive cash bonuses or equity awards for future performance after the end of fiscal year 2015. As long as Mr. Anderson continues to serve as a Director, his outstanding equity awards will continue to vest in accordance with the original vesting schedule and terms. He will not receive separate director fees.

Consideration of 2015 Say on Pay Advisory Vote
The Company’s executive compensation plans were approved by 98% of the shareholders in the 2015 proxy. In view of the strong shareholder approval, we believe there is general support by the shareholders for the overall direction, philosophy and relative magnitude of our executive compensation plans. As a result, no material changes were made to the Company’s executive compensation plans in direct response to the voting results. Consistent with our recommendation, we are submitting our executive compensation plans, including the terms of Mr. Bowe’s compensation plan, to the annual non-binding vote of the shareholders in this proxy statement.

Compensation Governance Framework

In order to meet the key objectives of our executive compensation program and to mitigate risk from our compensation practices, the company has adopted a strong corporate governance framework that includes the components described below.

•
Stock Ownership Guidelines - We have established stock ownership guidelines for our executive officers with target shareholding levels expressed as multiples of base salary to further align the interests of our executives with those of our shareholders.

•
Share Retention Requirement - Company officers are required to retain at least 75% of the net shares acquired through incentive awards until their target shareholding level is achieved, thereafter, they are required to retain 25% of the future net shares which they acquire until two times their established target shareholding level is achieved.

•
Recoupment Policy - We have adopted a policy commencing 2014 requiring the repayment or “clawback” of excess cash or equity based compensation from each executive officer of the Company and also the group controller of the relevant business unit where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement (regardless of involvement in the cause of the restatement).

•
Double-Trigger Vesting - Our new 2014 Long-term Incentive Compensation Plan does not provide for the automatic acceleration of equity awards upon a Change in Control without a qualifying termination of employment, and it is the intention of the committee to require such double-trigger vesting on all future equity awards. On a case by case basis, the Company may recommend to the Compensation and Leadership Development Committee acceleration of equity awards in connection with non-Change in Control terminations.

•	No Stock Option Re-Pricing - The 2014 Plan does not permit us to reprice stock options without shareholder approval or to grant stock options with an exercise price below fair market value.

•
No Tax Gross-Ups - The Company does not provide tax gross-ups for excise taxes that may be imposed under IRC Section 4999 following a change-in-control or on executive benefits and perquisites during normal employment. Certain tax gross-ups may be available following a change in control event as described under Termination / Change in Control Payments. As described above, certain reimbursements of Mr. Bowe’s compensation were subject to a tax gross-up

•	Annual Say on Pay Vote - We value the input of our shareholders and include a non-binding vote on our executive compensation policies and practices annually.

General Principles and Procedures
Compensation and Leadership Development Committee’s Role and Responsibilities
The Compensation and Leadership Development Committee, which is composed solely of independent directors, reviews all aspects of cash and long-term incentive compensation for executive officers and makes recommendations to the Board pursuant to a committee charter, which is reviewed and approved by the Governance and Nominating Committee, and ratified by the full Board, annually.
The CEO along with the Senior Vice President, Human Resources make initial recommendations to the Compensation and Leadership Development Committee and participate in Compensation and Leadership Development Committee discussions. In the case of the CEO, compensation is determined by the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee then makes recommendations related to the compensation provided to all executive officers (including the CEO) to the Board of Directors for their approval.
Compensation Consultants
The Compensation and Leadership Development Committee is empowered by its charter to retain its own independent legal and compensation consultants, at the Company's expense. The committee decided to retain its own adviser in light of significant executive compensation projects initiated during 2013 and continuing into 2014. The committee engaged Semler Brossy Consulting Group to objectively review and make recommendations regarding 1) all aspects of our Long-Term Incentive Compensation Plan and equity award grant agreements, and 2) all elements of Total Direct Compensation for executive officers and non-employee independent directors. As described above, Semler Brossy was also retained to make recommendations and evaluate the compensation terms necessary to recruit successfully a new Chief Executive Officer, and to review the terms of the compensation for a separate Chairman of the Board of Directors. The committee assessed the independence of Semler Brossy based on the Nasdaq listing standards and determined that Semler Brossy is independent of management. The firm continued to provide independent advice to the committee in 2015 regarding such matters.
For 2015, management retained Findley Davies, a third party human resource consulting, actuarial, and administrative services firm to assist in the design and development of its equity-based executive compensation policies and non-qualified deferred compensation programs.
The committee concluded that Findley Davies could not be considered independent of management of the Company, owing to the volume of non-executive compensation related services and fees with the Company, and the lack of separation between the individual Findley Davies consultants performing both executive compensation and other services. Findley Davies also performs consulting, communications and technical support of the health and welfare retirement plans for the Company.
Benchmarking
For all salaried positions, including our NEOs, we compare our compensation to that of other companies on a regular basis. For 2015, compensation was benchmarked against public market data from peer company proxies as well as based on data published in annual surveys conducted by Hay Group and Towers Watson.
We have consistently utilized a peer group whose average revenues are lower than our actual revenues as we believe that our commodities-based business generates revenue that overstates our true peer size, and we have sought to avoid the upward compensation pressure that a peer group of companies with larger revenue might create. With the assistance of Semler Brossy, we have also selected data from the general industry surveys that reflect a smaller revenue scope than our actual revenues for the same reasons.
In 2014, Semler Brossy recommended a new group of peer companies for the Committee to consider for making 2015 pay decisions, especially in relation to our search for a new CEO. The new peers were selected by Semler Brossy to better reflect our mix of businesses and economics as compared to the peers used in prior years. In addition to sales and industry, we considered net income, total assets, market capitalization and return metrics including return on revenue, assets and equity in selecting comparable peers. This list of 18 companies is as follows:

Alon USA Energy, Inc.	Greenbrier Cos., Inc.
Cal-Maine Foods, Inc.	Ingles Markets, Inc.
Calumet Specialty Products Partners LP	Northern Tier Energy LP
Casey's General Stores, Inc.	Sanderson Farms, Inc.
Darling Ingredients, Inc.	Seaboard Corp.
Dean Foods Co.	SpartanNash Co.
Flowers Foods, Inc.	Trinity Industries, Inc.
Fresh Del Monte Produce, Inc.	United Natural Foods, Inc.
Green Plains, Inc.	Universal Corp.
Historically, our pay strategy has been to have Total Direct Compensation (base salary, short-term incentive and long-term incentive) on a par with the median of our competitive benchmark if annually established target levels for Company and business unit pre-tax income are achieved. We generally have set base salary below the market median and use short-term and long-term incentive pay to bring the NEO’s Total Direct Compensation to our market-based target.
Although the median of peers was referenced in making pay decisions, we did not target any specific percentile of pay relative to market data in 2015 for executives other than Mr. Bowe. While the Committee references the median of market data when making pay decisions for NEOs, actual target pay for each executive may vary from market median based on the Committee’s assessment of each individual’s skill, experience, performance and other contributions, as well as the overall business context of the Company and year-over-year changes in market pay levels, each assessed by the Committee in its judgement without any specific weightings or formulas. For Mr. Bowe, the Committee targeted total direct compensation at the median of the new peer group based on data provided by Semler Brossy.
Following is an overview of the 2015 components of Total Direct Compensation for Named Executive Officers:

		Element	Description	Objective	Delivery
Total Direct Compensation	Total Cash Compensation	Base Salary	A base salary range for each NEO is created, the midpoint of which is generally below the 50th percentile of benchmark. The range extends from 80% of midpoint to 120% of midpoint.	Payment for day to day performance of job accountabilities. Range allows for merit based increases.	Cash
Short-term Incentive Compensation – Management Performance Program
Annual incentive bonus opportunity calculated as percentage of salary range midpoint. The total incentive is based primarily upon the formula as described in Bonus, Performance Targets & Thresholds below. A discretionary award may also be awarded by the CEO. At Target performance, the pool of funds available for discretionary awards is 15% of the total incentive bonus pool. Maximum formula-based payment, regardless of performance, is 2 times the Targeted cash bonus.

Incentive for annual pre-tax income performance plus other non-financial objectives. Allocation of discretionary Company pool based on assessment of overall individual value-add performance and individual formula achievement.
Cash
	Long-term Incentive (LTI) Compensation	Performance Share Units (PSUs)
Grant amount based on half of the position’s targeted LTI opportunity. The vesting of PSUs granted in 2015 is based upon achievement of targeted cumulative diluted earnings per share over a 3 year performance period.

Basing equity grants on achievement of 3 years of cumulative earnings per share rewards consistent, year over year earnings, enhancing longer-term focus and alignment with shareholders. See 2016 Executive Compensation Changes for details regarding changes in 2016.
Conversion of units to common shares (if earned) at end of performance period and are then subject to Ownership & Retention Policy.
		Restricted Stock Awards (RSAs)	Grant amount based on half of the position’s targeted LTI opportunity and an adjustment factor based on prior year income results, as described in the Adjustment Factor table on page 34.
Promotes retention due to the multi-year vesting period. Also creates focus on share price and alignment with shareholders. See 2016 Executive Compensation Changes for details regarding changes in 2016.
Delivery of restricted shares at grant date. Shares fully vest after three years and are then subject to Ownership & Retention Policy.

2015 Executive Compensation Components
Base Pay
As discussed above, our target salary positioning has historically been lower compared to market for our CEO and our most senior executives because it is our philosophy that more conservative fixed base compensation combined with a higher degree of variable performance-based compensation is appropriate for the executive leadership team. This philosophy supports our pay-for-performance objectives. By design, we are intentionally conservative with base pay for our very top executives, resulting in less extreme differentials than would be indicated by external market data alone, but that may not reflect relative internal value contribution or support a cohesive corporate culture.
Generally, annual increases to base salary for each NEO are determined based upon the NEO’s current salary relative to competitive benchmark information, individual performance and the Company’s expectations for overall wage expense increases. Larger salary increases may occur when promotions or additional accountabilities create additional value for a specific position, benchmark studies indicate that an adjustment is necessary to maintain market competitiveness, or based upon considerations of internal equity with other similarly situated NEOs.
For 2015, the significant increase in Mr. McKinstray’s salary in particular reflected the addition of the Grain Group to his area of responsibility along with the Ethanol Group.
Following is a chart setting forth NEO annualized base salary for year-end 2015 and 2014 and the percentage change. Patrick Bowe's compensation is detailed in the Executive Summary and Summary Compensation Table.

	YE 2015 Annualized
	Base Salary	Midpoint	2015 Base Salary as a % of Salary Range Midpoint	2014 Annualized Base Salary	% Change in Annualized Base Salary	2015 Actual Base Earnings
Michael J. Anderson (1)	$570,000	570,000	100%	$570,000	—%	516,347
John J. Granato	$360,000	363,000	99%	$341,000	5.6%	354,885
Harold M. Reed	$438,000	460,000	95%	$427,000	2.6%	435,039
Rasesh H. Shah	$343,000	314,000	109%	$328,000	4.6%	338,962
Neill C. McKinstray	$336,000	358,000	94%	$288,000	16.7%	323,077
(1) Michael J. Anderson held the combined roles of CEO and Chairman of the Board until 11/2/2015, when Patrick E. Bowe was hired into the CEO role. Mr. Anderson continued in the role of Chairman of the Board and his annual salary was adjusted to $150,000 as of 11/2/2015.
Bonus, Performance Targets & Thresholds
We believe that our cash bonus plan (which we call the Management Performance Program or “MPP”) encourages sound investment decisions, prudent asset management, and profitable Group and Company performance.
The Management Performance Program requires the setting of annual income “Thresholds” and “Targets” for each of the Company’s business Groups and for the total Company. “Thresholds” are levels of pre-tax income that must be achieved before any MPP payment is earned. At Threshold performance, only minimum levels of MPP payments are earned. “Targets” are the levels of pre-tax income at which the resulting MPP payment will equal the targeted competitive level of compensation discussed under “Benchmarking” above. Bonus amounts are capped at 200% of the formula Target. That level is generally achieved when the Company's income performance reaches 135% of the income Target. We attempt to set Threshold levels so that a minimum MPP payment will normally be earned absent poor performance or unusually difficult or unexpected adverse business conditions. We generally expect that Threshold levels of income will be achieved by all or nearly all our business Groups annually. Targets are set to provide competitive short-term cash compensation in the case of good performance. In most years our expectation is that a majority of executives can achieve Target levels of income performance and resulting bonuses, although it would not be uncommon for one or more executives to fail to achieve Target in a single year. The total Company Target is less than the sum of the business Group Targets due to corporate costs and expected returns on corporate assets that are not assigned to an individual business Group.
Target and Threshold amounts are not current year budgets or predictions (although not unrelated), but they do represent the expectation of return on investment for the business Group and the Company given our level of investment in that Group. We take a longer-term view of performance due to the volatile nature of several of our businesses and may adjust an annual threshold to reflect current year industry volatility as reflected in the Company's annual plan.

Income Targets and Thresholds for the coming year for each business unit are presented to the Compensation and Leadership Development Committee prior to the start of the year. The Committee then makes a recommendation to the Board of Directors for its approval. All 2015 Targets and Thresholds were determined through this process and were approved by the Board of Directors.
Significant changes in the asset base due to acquisition or additional investment in joint ventures that occur after approval will not cause a change to the approved Targets and Thresholds. Further, the financial performance from such acquisitions or additional investment will not be included in the income used for bonus calculations. The Targets and Thresholds impacting 2015 NEO compensation were as follows:

	Pre-Tax Income ($000s)
	Threshold	Target
Grain	$30,300	$53,500
Ethanol	14,400	24,000
Plant Nutrient	22,450	38,700
Rail	21,000	35,000
Retail	(800)	4,000
Company	85,800	143,000
If the Company, as a whole, or an individual business unit exceeds Threshold, the amount available for formula bonuses will be increased proportionately. If Thresholds are not met, no formula bonuses are earned. NEOs who are Group Presidents earn 70% of their bonus on their individual Group performance and 30% on overall Company performance. Patrick E. Bowe, Michael J. Anderson, Harold M. Reed and John J. Granato earn 100% of their formula bonus based on Company performance. While our expectation is that each business unit will achieve at least Threshold returns resulting in at least a minimum formula bonus, this is not always possible due to the volatility of our industries.
The MPP cash bonus also includes a discretionary portion determined by the CEO individually for each executive (other than the CEO). The committee considers and approves a recommended discretionary amount for the CEO. The pool of dollars available to the CEO for this discretionary portion is based upon the Company's ratio of actual adjusted pre-tax income to Target pre-tax income. At Target performance by the Company, the aggregate pool for discretionary awards is 15% of the total MPP cash bonus pool.The CEO bases his determination for discretionary awards on this assessment of the NEO's business group and individual performance, unique challenges faced by such NEO's industry, as well as the size of the NEO's formula based MPP cash award in light of the challenges and opportunities which may have impacted their ability to achieve Target income levels. The CEO has considerable latitude in awarding the discretionary award to the executive team, but each discretionary award recommended by the CEO must be approved by the Compensation and Leadership Development Committee.
For 2015, the Company’s reported pre-tax income did not meet the threshold.  Pre-tax income during the period included two significant categories of charges related to long term assets and liabilities which were charged against income (a termination charge for the defined benefit pension plan of $51.4 million and goodwill impairment charges of $56.2 million).  The charges were composed of approximately 95% non-cash items. The Compensation Committee determined that, in light of the purpose of the MPP thresholds and the overall goals of the Company’s compensation programs, these two items did not reflect 2015 economic performance due to their nature (e.g. changes in long-term assets and liabilities) and because they were predominately non-cash.  As a result, consistent with past practices, adjustments were made to pre-tax income for purposes of calculating incentive compensation. While these two adjustments in aggregate would have resulted in adjusted pre-tax income exceeding the threshold for incentive compensation purposes by $8.5 million or 9.9%, the Compensation Committee elected to approve only a portion of such adjustments to provide the minimum incentive compensation at the Company’s threshold income level.  In 2014,  the Company’s adjusted pre-tax income, reduced for one time or unusual gains and losses of $11.4 million (6.6%), exceeded Target by 15%.  In 2013, the Company’s adjusted pre-tax income, increased for one time or unusual gains and losses of $3.9 million (2.7%), exceeded Target by 20%.
The discretionary bonus available for distribution was computed from these same results. Individual business Groups for the NEOs had the following results:

	Company	Rail	Ethanol	Grain
2015	Threshold	Exceeded Target	Exceeded Target	Below Threshold
2014	Exceeded Target	Exceeded Target	Exceeded Target	Exceeded Threshold
2013	Exceeded Target	Exceeded Target	Exceeded Target	Exceeded Threshold
The following table includes 2015 and 2014 MPP payouts (including both formula and discretionary components) and the percentage of total target bonus for each of the NEOs. Patrick Bowe did not receive an MPP payout for 2015 and was not employed in 2014.

	MPP
	2015	% of Target	2014	% of Target
Michael J. Anderson	170,000	34%	775,000	110%
John J. Granato	120,000	41%	375,000	116%
Harold M. Reed	133,000	34%	525,000	113%
Rasesh H. Shah	400,000	183%	255,000	98%
Neill C. McKinstray	252,000	88%	425,000	163%
Equity Grants
Equity was issued to our executives in 2015 under the Company’s 2014 Long-Term Incentive Compensation Plan in the form of 50% RSAs and 50% PSUs. For Michael J. Anderson, as Chief Executive Officer, we have historically targeted long-term compensation to be an amount which, when combined with base salary and bonus, brings the aggregate Total Direct Compensation to a level midway between the 25th and 50th percentiles of our peer groups. For the 2015 grants, the NEOs targeted LTC value ranges from 135% of salary range midpoint for Michael J. Anderson (CEO until 11/2/2015), 100% of salary range midpoint for our COO and in the range of 55% to 85% of salary range midpoint for the remaining NEOs. As Chairman of the Board of Directors, Michael J. Anderson will receive a salary, but will no longer receive annual LTC equity grants or cash bonuses beginning in fiscal year 2016.
Restricted Share Awards (RSAs)
The 2015 RSAs vest in three installments - 33.3% of the shares granted vest 10 months after the grant date, 33.3% vest 22 months after the grant date, and the remaining 33.3% of the shares granted vest 34 months after the grant date.
In 2015, the amount of RSA’s granted depended upon the Company’s achievement of its Target pre-tax income in the previous calendar year. and were subject to upward or downward adjustment based upon actual Company income performance. The Adjustment Factor used in 2015 is set forth below:

Pre-tax Income as a % of Target Income - 2015	Adjustment Factor applied to RSAs Awarded - 2015
125% and above	125%
76% to 124%	100%
75% and below	75%
Similar to the bonus plan, the CEO is granted the discretion to further increase or reduce equity grants of RSA’s, subject to the approval of the Compensation and Leadership Development Committee, based on his evaluation of an individual’s performance, business Group performance and other extenuating factors he deems appropriate. In 2015, the equity grants for all NEO's approximated 100% of the formula-based equity targets. The Compensation and Leadership Development Committee approves all final equity compensation grants.
Performance Share Units (PSUs)
PSUs deliver Company stock based on the achievement of specific financial goals. PSUs are granted with a three-year performance period and are earned based on cumulative diluted Earnings Per Share (“EPS”) measured against threshold and target 3 year growth goals. PSU thresholds and targets are established based on current EPS expectations plus a challenging growth component. We consider both the industry trends and market expectations when setting these PSU targets. The Compensation and Leadership Development Committee reviews and approves these targets in advance of the award. Threshold goals are a floor, so that performance below “threshold” results in no PSU award delivery. Threshold goals are set at a level equal to minimally acceptable performance and there is an expectation that Threshold goals will be met more often than not. Target goals are set at a level which would be challenging but reasonably achievable. In order to achieve the maximum PSU award, exceptional EPS growth performance must be achieved over the performance period. In 2016, we are adding a Total Shareholder Return measure for issuance of a portion of the PSU’s; See 2016 Executive Compensation Changes below.
Unlike restricted stock, which requires only continued service to be earned by the executive, the Company believes PSUs help align compensation with stockholder return, and emphasize the Company’s pay-for-performance philosophy. Dividends on awarded PSUs are delivered in the form of additional shares at the end of the performance period equivalent to the dollar value of dividends on the number of shares ultimately awarded.
The number of PSUs available for issuance at target performance is based on 50% of the named executive’s targeted LTC value as described previously. The EPS for the performance period determines how many underlying shares are actually issued. The Company believes that because shares ultimately issued from PSUs are based upon future EPS performance over a multi-year period, using an Adjustment Factor based on prior year income performance to determine the number of PSUs to be granted would unnecessarily cloud the relationship with future EPS objectives.
The following table displays Thresholds, Targets and maximum awards for the PSUs vested for the most recent three years.

Cumulative Diluted Earnings Per Share	Threshold	Target growth (1)	Maximum growth (2)	Actual	Percent of Maximum LTC Achieved
9 quarters ended 2015 (3)	$7.01	$7.87	$8.67	$6.13	—%
3 years ended 2014	$8.53	$9.43	$9.83	$9.60	71%
3 years ended 2013	$7.13	$7.59	$8.03	$9.39	100%
The following table displays Thresholds, Targets and maximum awards for the PSUs outstanding at December 31, 2015.

Cumulative Diluted Earnings Per Share	Threshold	Target growth (1)	Maximum growth (2)
3 years ended 2017	$9.59	$10.55	$11.61
3 years ended 2016	$9.41	$10.82	$11.47

(1)	Level at which 100% of target LTC is achieved.

(2)	Level at which 200% of target LTC is achieved.

(3)
The 2013 PSU grant was delayed for seven months in anticipation of a challenging earnings year for the Company. As a result, the PSUs granted in 2013 are earned over a nine quarter period based on cumulative EPS performance measured against threshold and target growth goals for the performance period.

We believe the use of the equity awards described above creates long-term incentives that balance the goals of growing stock price and strong Company earnings.
2015 LTC Equity Awards
In 2015, the Committee adopted a change to the methodology for determining the number shares/units to be granted. Under the new approach the Committee approved a recommended LTC dollar value for each executive officer at their meeting on February 26, 2015. The actual number of shares/units granted is then based on the average closing price for the month of February with a grant date of March 2. The Committee believes this methodology is more objective and avoids any recalculation of granted shares due to price volatility between an estimated price and the actual grant date price. The closing price of $44.76 on the date of grant was the fair market value used for accounting expense.
We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. We may issue grants of equity-based compensation to executives who join the Company but do not generally issue equity compensation to employees outside of the annual grant.
Following is the combined grant date fair value of the equity grants made to the NEOs for both 2015 and 2014. The value below is computed in accordance with Statement of Financial Accounting Standard 123(R), “Share Based Payment,” as described in Note 16 to the Company’s audited financial statements included in the Annual Report on Form 10-K, Item 8.

	LTC (Value)		LTC (Value)
	2015 maximum	2015 target	2014 maximum	2014 target
Patrick Bowe	$4,371,960	$4,371,960	N/A	N/A
Michael J. Anderson	1,191,064	794,042	$1,102,284	$734,856
John J. Granato	453,732	302,488	329,040	219,360
Harold M. Reed	677,927	452,471	641,628	427,752
Rasesh H. Shah	255,484	171,111	242,667	161,778
Neill C. McKinstray	421,102	280,735	242,667	161,778
The 2015 grant of RSAs was made at 100% of the target LTC since pre-tax income for 2014 was 115% of Target income in accordance with the Adjustment Factor table on page 34. The 2014 grant of RSAs was also made at 100% of the target LTC since pre-tax income for 2013 was 120% of Target income in accordance with the Adjustment Factor table on page 34.
Tax Considerations
Section 162(m) of the Code limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other named executive officers.  This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.”  The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions.  The Compensation Committee has and expects to continue to authorize payment of compensation to the Company’s named executive officers outside the deductibility limitations of Section 162(m) under certain circumstances.
Stock Ownership and Retention Policy
Our Board has adopted a stock ownership and retention policy that applies to all employees and directors who receive equity compensation. The policy is intended to align the interests of Directors, executives and other managers with the interests of the Company’s shareholders by ensuring that executives maintain significant levels of stock in the Company throughout their careers. Our policy specifies both a target ownership level expressed as a multiple of base salary (the salary multiple varies by position), as well as a percentage of additional shares which must be retained as further shares are acquired under the long-term compensation plans. Company officers are required to retain at least 75% of the net shares acquired through the plan until their guideline ownership level is achieved; thereafter, they are required to retain 25% of the future net shares which they acquire, until two times their established target ownership level is achieved. The target ownership levels for the NEOs are as follows:

Position	Multiple of Pay
CEO	6 x Salary
COO & CFO	4 x Salary
Group Presidents	3 x Salary
The Compensation and Leadership Development Committee has approved a reduction in the holding requirements for participants approaching retirement. This reduction begins at two years from retirement and drops the target ownership level by 1/3 and by another 1/3 at one year from normal retirement age. “Retirement” means, with respect to an employee participant, a termination of employment on or after the date that the participant has attained the age of sixty (60) and has had at least five (5) years of continuous employment with The Andersons, or any subsidiary.
The Company prohibits hedging activities on Company stock by its officers and directors.
Compensation Recoupment Policy
In accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, the CEO and CFO are required to reimburse the Company bonuses, or other incentive-based or equity-based compensation, and profits from securities sales following certain financial restatements resulting from misconduct. We have adopted a policy commencing 2014 requiring the repayment or “clawback” of excess cash or equity based compensation from each executive officer of the Company and also the group controller of the relevant business unit where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement (regardless of involvement in the cause of the restatement).

Post-Termination Compensation/Retirement Programs
Our overall retirement philosophy is to provide plans that are competitive, cost effective and work together with Social Security and employee savings to provide meaningful retirement benefits.
There are four separate retirement programs:

•
Defined Benefit Pension Plan (DBPP)—provides lifetime benefit tied to compensation and years of service. Benefits were frozen effective July 1, 2010 and subsequently distributed in 2015 as part of a plan termination process approved by Board resolution in August 2014. The plan termination process settled the DBPP liabilities by offering lump sum distributions to plan participants and purchasing annuity contracts for those who did not elect lump sums. The company's 10K filing dated February 29, 2016 provides details regarding the DBPP termination. Patrick E. Bowe and John J. Granato did not accrue benefits under the DBPP.

•
Supplemental Retirement Plan (SRP)—works in conjunction with DBPP to restore benefits to employees that would otherwise be lost due to statutory limitations applied to the DBPP. Benefit were frozen effective July 1, 2010. The SRP, a non-qualified plan, remains a frozen benefit since termination and distribution of benefits would create a significant tax burden for participants. Patrick E. Bowe and John J. Granato did not accrue benefits under the SRP.

•
Retirement Savings Investment Plan (401(k))—promotes employee savings for retirement, with Company matching on a portion of the savings and non-elective contributions for non-retail participants. At the time of the DBPP freeze in 2010, the Company began making an additional non-elective transition contribution, calculated from a combination of age and years of service of eligible DBPP participants, which results in a transition contribution equal to 4% of wages for each of the NEO’s, except for Patrick E. Bowe and John J. Granato who were not eligible for the DBPP. John Granato is eligible for a performance-based contribution of up to 5%. Patrick Bowe will be eligible in 2016, upon meeting the minimum hours requirement. Other NEOs are eligible to receive an additional 1% based on company performance for a total of 5% when combined with their transition contribution.

•	Deferred Compensation Plan (DCP)—works in conjunction with the 401(k) to provide additional elective deferral opportunities to key employees.
Post-Retirement Medical Benefits
We have a Retiree Health Care Plan that provides post-retirement medical benefits to all eligible full-time employees as of December 31, 2002. The Retiree Health Care Plan is not available to those individuals hired after December 31, 2002. There are no benefit differences between executives and non-executives under this plan.

Post-Employment Contracts
Patrick Bowe
Upon his appointment as CEO, the Company entered into an executive employment agreement with Mr. Bowe. The executive employment agreement is for an indefinite term, subject to termination at any time by the Company or Mr. Bowe. Mr. Bowe’ executive employment agreement also provides for severance payments and benefits in the event that his position with the Company is involuntarily terminated by the Company without cause or by Mr. Bowe for good reason. During the initial 3 year period of employment, the severance payments will be upon terms different than the Company’s generally available plans for senior executives. During the initial 3 year period, subject to Mr. Bowe’s continued compliance with certain obligations under the executive employment agreement and certain other conditions, if Mr. Bowe’s employment is terminated by the Company without cause or by Mr. Bowe with good reason, the Company will pay or provide Mr. Bowe with accrued benefits, an amount equal to two times the sum of his base salary plus the target bonus; senior executive level outplacement services for a period of twelve months following the termination date and continued participation in the Company’s group health plan. Under certain circumstances, if Mr. Bowe’s employment is terminated during the three months preceding or twenty four months following a “change in control” which occurs on or prior to the third anniversary of the effective date of the executive employment agreement, the Company shall pay or provide Mr. Bowe with accrued benefits, an amount equal to three times the sum of his base salary plus the target bonus; senior executive level outplacement services for a period of twelve months following the termination date and continued participation in the Company’s group health plan. After the initial three year period elapses, Mr. Bowe’s severance payments and benefits will be as provided in the Company’s generally available severance plan for senior executives.
Additionally, the executive employment agreement includes clawback provisions that apply to the $1,862,775 reimbursement payment Mr. Bowe received in the event he voluntarily terminates service without good reason or is terminated for cause on or before the third anniversary date of his employment. For a period of twenty-four months (thirty-six months in the event of a change-in-control) following his termination of employment, Mr. Bowe is prohibited from competing against the

Company, soliciting its customers or employees, and working for a competitor. Mr. Bowe has also agreed that he will not disclose the Company’s confidential information.

Other Executives
We have entered into agreements with our NEOs and certain other key employees that require us to provide compensation to them in the event of a non-elective termination of employment or a change in control of the Company. We have historically provided a uniform severance plan for all employees, including executives, in the event of job elimination. Certain vesting periods under our long-term incentive (equity) plans may accelerate under certain termination and change of control situations, as more fully described below in “Termination / Change in Control Payments.” The agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or NEO’s business Group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. In 2015, the agreements were modified to provide: 1) continuation of health care benefits for the duration of the severance period; and 2) severance that includes an amount equal to one year of target annual bonus. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. The agreements are intended to help assure continuation of management during potential change of control situations, and to assist in recruiting and retention of key executives.
In addition, the 2014 Long-term Incentive Compensation Plan does not provide for the automatic acceleration of equity awards upon a Change in Control without a qualifying termination of employment; it is the intention of the Committee to require such double-trigger vesting on all future equity awards.
Except for Patrick E. Bowe, none of our executives are eligible for any tax gross up payments, including payments made in association with a change-in-control other than certain post employment health care benefits following severance. Mr. Bowe received tax grossed-up reimbursement of certain forfeited equity awards. On a case by case basis, the Company may elect to provide post employment health care benefits, on a tax grossed up basis, in connection with terminations not for cause, and not in connection with a change-in-control. Certain de minimis gross-ups are available to all employees.

2016 Executive Compensation Changes
The 2014 Long-Term Incentive Compensation Plan ("LTICP") expanded the award types available to allow maximum flexibility in achieving the long term incentive strategy. In 2015, 50% of our long term equity incentives were in the form of restricted stock (which are time vested), and 50% in the form of Earnings Per Share based PSU’s. In 2016, 25% of the equity grant will be PSU’s that are based on the Earnings Per Share performance measure described previously, and 25% will be PSUs based on a new measure, relative Total Shareholder Return (TSR). A detailed description of the relative TSR metric is provided below. Thus, starting in 2016 there are now two separate grants of PSUs - one based on cumulative EPS and the other based on relative TSR. The balance of the award mix (50%) will be delivered in restricted stock. The table below summarizes changes to the mix of grants:

	Time Vested Restricted Stock	Performance Based Grants
		EPS based PSUs	TSR based PSUs	Total Performance Based Grants
2015	50%	50%	N/A	50%
2016	50%	25%	25%	50%

Both EPS and TSR based PSUs have a three year performance vesting period. The Company adopted a relative TSR measure to achieve the following objectives:

•	Create direct alignment between equity-based awards and shareholder return performance relative to the market

•	Strengthen the link between share price growth and long-term compensation

•	Create an effective combination of performance measures with strategic rationale that taken together provide an effective balance between earnings and shareholder return expectation
The comparator group selected for the relative TSR metric is the Russell 3000® index. Key selection considerations included industry, revenue, market cap, business model, price volatility, and stock price correlation. After extensive study of alternative broad-based indices and custom peer groups, the Company believes a broad-based index such as the Russell 3000® index is the most appropriate and objective approach. Difficulties selecting and maintaining a custom performance peer group based on key selection considerations would overly complicate the use of relative TSR without improving the effectiveness of linking pay to performance. Of all of the broad-based indices considered the Russell 3000® was selected for alignment with the median market capitalization and for future growth considerations.
Our relative TSR metric uses a composite outperformance design to capture the magnitude of performance relative to the index and for efficient administration and communication. This design was chosen over percentile rank designs which can over or understate relative performance. The metric also includes a negative TSR threshold which limits the vesting of units to shares when TSR is negative regardless of results relative to the index. The following table summarizes our relative TSR plan design.

Goal Achievement	3-Year Annualized TSR Outperformance	Payout Percent (% of Target)	Negative TSR Payout
	16 percentage points above Target Range	200%	If TSR is negative, payout max is 60% AND is further reduced 5% (of target) for every 1 percentage point ANDE TSR is below the Russell 3000 Index
Above Target	For every 1 percentage point above Target Range	+6.25%
Target Range	Russell 3000 Index to 2 points above Russell 3000 Index	100%
Below Target	For every 1 percentage point below Russell 3000 Index	-5.0%
Threshold	12 percentage points below Russell 3000 Index	40%
In response to a study conducted regarding the Company's Total Direct Compensation structure for the executive officers, adjustments for certain positions are expected in 2016. These include increases to salary ranges, actual base salaries, target bonuses, and target long-term incentive amounts in order to position target Total Direct Compensation near the desired competitive objective for executive officers.

Lastly, the practice of performance adjusting the restricted stock portion of the equity grant is being discontinued with the 2016 grant.

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2015, 2014 and 2013.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Position (1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Patrick E. Bowe
Chief Executive Officer	2015 2014 2013	121,154 — —	— — —	1,001,710 — —	3,370,250 — —	— — —	— — —	1,871,419 — —	6,364,533 — —
Michael J. Anderson
Chief Executive Officer	2015 2014 2013	516,347 622,995 495,000	— — —	794,042 734,856 800,688	— — —	170,000 775,000 820,000	170,995 635,743 —	71,340 88,092 64,456	1,722,724 2,856,686 2,180,144
John J. Granato
Chief Financial Officer	2015 2014 2013	354,885 334,729 300,000	— — —	302,488 219,360 158,708	— — —	120,000 375,000 335,000	— — —	46,843 43,058 24,388	824,216 972,147 818,096
Harold M. Reed
Chief Operating Officer	2015 2014 2013	435,039 422,883 400,000	— — —	450,912 427,752 451,817	1,559 884 819	133,000 525,000 585,000	3,673 460,734 —	54,431 62,356 47,487	1,078,614 1,899,609 1,485,123
Rasesh H. Shah
President, Rail Group	2015 2014 2013	338,962 326,149 309,000	— — —	168,745 161,778 153,704	2,366 1,954 2,527	400,000 255,000 414,000	14,179 444,765 —	28,795 40,214 37,512	953,047 1,229,860 916,743
Neill C. McKinstray
President, Grain & Ethanol Groups	2015 2014 2013	323,077 282,191 250,000	— — —	280,735 161,778 117,959	— — —	252,000 425,000 375,000	(13,020) 258,695 —	32,621 28,426 18,959	875,413 1,156,090 761,918

(1)
NEOs include the CEO and CFO who certify the quarterly and annual reports we file with the SEC. The remaining three NEOs are the three next highest paid executive officers. Michael J. Anderson acted as CEO and Chairman until November 2, 2015 when Patrick E. Bowe became CEO. Mr. Anderson maintained the role of Chairman.

(2)
Salary for Harold M. Reed and Rasesh H. Shah include voluntary deductions for the Company’s qualified Section 423 employee share purchase plan (“ESPP”) which is available to all employees. Amounts withheld for Mr. Reed for 2015, 2014 and 2013 were $9,675, $9,985 and $8,000, respectively. Amounts withheld for Mr. Shah for 2015, 2014 and 2013 were $14,467, $22,947 and $24,894, respectively.

(3)	Annual bonus is delivered through a formula-based incentive compensation program and included in column (g).

(4)
Represents the grant date fair value of PSUs granted October 1, 2013, March 1, 2014 and March 2, 2015 and RSAs granted October 1, 2013, March 1, 2014, March 2, 2015 and November 2, 2015, computed in accordance with the assumptions as noted in Note 16 to the Company’s audited financial statements included in Form 10-K, Item 8. At each grant date, we expected to issue the target award under the PSU grants which is equal to 50% of the maximum award.

(5)
Represents the fair value of non-qualified stock options granted November 2, 2015, as well as the fair value of the option component in the ESPP. The grant date fair values of the non-qualified stock options and the ESPP option are computed in accordance with the assumptions as noted in Note 16 to the Company’s audited financial statements included in the 2015 Form 10-K, Item 8.

(6)
Represents the annual Management Performance Program payout earned for each NEO as previously described. Approximately 85% of the award is based on specific results of the NEO’s formula program with the remainder of the award representing a portion of the Company “discretionary” pool which is also created through a formula. Overall awards (individual formula plus awards from the discretionary pool) are approved by the Compensation and Leadership Development Committee.

(7)
Represents the annual change in the NEO’s accumulated benefit obligation, prior to the DBPP payouts in accordance with the plan termination in 2015. Defined benefit plans include the Defined Benefit Pension Plan and Supplemental Retirement Plan. See Note 7 to the Company’s audited financial statements included in Form 10-K, Item 8 for information about assumptions used in the computation of the defined benefit plans. The deferred compensation plan is a voluntary plan allowing for deferral of compensation for officers and highly compensated employees in excess of the limits imposed by the Internal Revenue Service under the Company’s 401(k) plan. Earnings on the deferred compensation are based on actual earnings on mutual funds held in a Rabbi trust owned by the Company and do not include any above market returns.

(8)
Represents the Company-match, performance contribution and transition benefit contributed to defined contribution plans (401(k) and Deferred Compensation Plan) on behalf of the named executive, life insurance premiums paid by the Company for each of the named executives, the cost of required executive physicals paid by the Company, service awards, the optional cash payout of vacation not taken and restricted share dividends. The transition benefit commenced at July 1, 2010 for non-retail employees concurrent with the freeze of the defined benefit pension plan. Amount for Patrick E. Bowe also includes reimbursement of $1,862,775 for forfeiture of previously vested equity grants from his prior employer, as discussed previously.

Grants and Payments of Plan-Based Awards
During 2015, we issued grants and paid cash bonuses to our NEOs pursuant to the 2014 Long-Term Incentive Compensation Plan ("Plan") and the MPP respectively. Information with respect to each of the awards, including estimates regarding payouts during the relevant performance period under each of these programs during 2015, is set forth below.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)
			Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Patrick E. Bowe	11/2/15	8/28/15	51,000	127,500	255,000	—	—	—	28,249	325,000	$35.40	$4,371,960
Michael J. Anderson	1/1/15 3/2/15	2/26/15 2/26/15	170,000	425,000	850,000	1,774	8,870	17,740	480 8,870	— —	— —	25,507 794,042
John J. Granato	1/1/15 3/2/15	2/26/15 2/26/15	98,736	246,840	493,680	676	3,379	6,758	79 3,379	—	—	4,198 302,488
Harold M. Reed	1/1/15 3/2/15	2/26/15 2/26/15	132,940	332,350	664,700	1,007	5,037	10,074	271 5,037	— —	— —	14,401 450,912
Rasesh H. Shah	1/1/15 3/2/15	2/26/15 2/26/15	74,494	186,235	372,470	377	1,885	3,770	93 1,885	— —	— —	4,942 168,745
Neill C. McKinstray	1/1/15 3/2/15	2/26/15 2/26/15	97,376	243,440	486,880	627	3,136	6,272	70 3,136	— —	— —	3,720 280,735

(1)
Amounts listed for the non-equity incentive compensation plan represent the individual formula maximum, target and threshold under the MPP. The program also provides for an additional amount of 15% of the overall pool which is subject to and funded by Company earnings. This discretionary pool is available for award to all plan participants. Determination of this award component is made by the CEO and approved by the Compensation and Leadership Development Committee. The CEO’s discretionary award is determined by the Compensation and Leadership Development Committee. As noted previously, the Company has elected to limit base salaries and place more compensation dollars “at risk” which may be earned in this incentive program. The Thresholds and Targets for each business unit and the total Company are presented by the Company for each NEO (and their business Group) and are preliminarily approved by the Board in its December meeting prior to the beginning of the plan year.

(2)
Equity awards are PSUs which will be awarded based on the three year cumulative diluted EPS for the years ended December 31, 2017. These awards require employment at the end of the performance period except in the case of death, permanent disability, retirement or termination without cause as a result of a sale of the business unit. If an employee meets one of these exceptions and if the award triggers at the end of three years, the grantee will receive a pro rata award. At the end of the performance period, the appropriate number of shares will be issued along with additional shares representing equivalent dividends paid to shareholders during the period. At this time, the Company does not expect the outstanding awards to meet the threshold level for issuance.

(3)
RSA’s granted March 2, 2015 and November 2, 2015 have grant date fair values of $44.76 and $35.46 per share, respectively, which represents the closing price on issuance date. Grants also include dividend equivalents on the 2012 PSU grant, which was vested as of January 1, 2015 and issued after approval by the Compensation and Leadership Development Committee on February 26, 2015. Cumulative dividends for 2012 through the date of issuance were $1.41 which was multiplied by the shares issued and converted to shares at the December 31, 2014 closing price of $53.14.

(4)
Option awards granted November 2, 2015 are non-qualified stock options that vest 1/3 per year after 1, 2 and 3 years of service. After the final vesting period ends, the holder has up to four years to exercise the options.

(5)	Exercise price is equal to the closing price of the shares on the day prior to grant date. For the awards granted November 2, 2015, the exercise price is $35.40, the closing price on October 30, 2015.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes equity awards granted to our NEOs that were outstanding at the end of fiscal 2015.

(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)	(j)
	Option Awards								Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)		Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(1)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Patrick E. Bowe	—	—		—		—		—	28,249	$893,516	—	$—
	—	325,000		—		35.40		11/2/22	—	—	—	$—
Michael J. Anderson	—	—	—	—	—	—	—	—	—	—	16,800	$531,384
	—	—	—	—	—	—	—	—	—	—	13,400	$423,842
	—	—	—	—	—	—	—	—	—	—	17,740	$561,116
	—	—	—	—	—	—	—	—	2,796	$88,437	—	—
	—	—	—	—	—	—	—	—	4,466	$141,260	—	—
	—	—	—	—	—	—	—	—	8,870	$280,558	—	—
John J. Granato	—	—	—	—	—	—	—	—	—	—	3,330	$105,328
	—	—	—	—	—	—	—	—	—	$—	4,000	$126,520
	—	—	—	—	—	—	—	—	—	$—	6,758	$213,756
	—	—	—	—	—	—	—	—	3,126	$98,875	—	$—
	—	—	—	—	—	—	—	—	554	$17,523	—	—
	—	—	—	—	—	—	—	—	1,333	$42,163	—	—
	—	—	—	—	—	—	—	—	3,379	$106,878	—	—
Harold M. Reed	—	—	—	—	—	—	—	—	—	—	9,480	$299,852
	—	—	—	—	—	—	—	—	—	—	7,800	$246,714
	—	—	—	—	—	—	—	—	—	—	10,074	$318,641
	—	—	—	—	—	—	—	—	1,578	$49,912	—	—
	—	—	—	—	—	—	—	—	2,599	$82,206	—	—
	—	—	—	—	—	—	—	—	5,037	$159,320	—	—
Rasesh H. Shah	—	—	—	—	—	—	—	—	—	—	3,225	$102,007
	—	—	—	—	—	—	—	—	—	—	2,950	$93,309
	—	—	—	—	—	—	—	—	—	—	3,770	$119,245
	—	—	—	—	—	—	—	—	536	$16,954	—	—
	—	—	—	—	—	—	—	—	983	$31,092	—	—
	—	—	—	—	—	—	—	—	1,885	$59,623	—	—
Neill C. McKinstray	—	—		—		—		—	—	—	2,475	$78,284
	—	—		—		—		—	—	—	2,950	$93,309
	—	—		—		—		—	—	—	6,272	$198,383
	—	—		—		—		—	411	$13,000	—	—
	—	—		—		—		—	983	$31,092	—	—
	—	—		—		—		—	3,136	$99,192	—	—

(1)	Unvested options with an expiration date of November 2, 2022 will be fully vested on November 2, 2018.

(2)
Equity incentive plan awards that have not vested represent PSUs as described previously. These amounts represent the maximum award for each tranche with performance periods ending December 31, 2015, December 31, 2016 and December 31, 2017, respectively. The market value for these grants is based on a December 31, 2015 closing price of $31.63. Currently the Company does not expect above threshold performance for the performance periods for which PSUs were outstanding at December 31, 2015.

(3)	Represents the market value of outstanding restricted shares at December 31, 2015 closing price of $31.63.

Option Exercises and Stock Vested
With respect to the NEOs, the following table provides information concerning stock options that were exercised during fiscal 2015. Stock awards that vested during fiscal 2015 were RSAs granted in 2012, 2013 and 2014 and PSUs granted in 2012, plus dividend equivalent shares as described previously.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick E. Bowe	—	$—	—	$—
Michael J. Anderson	—	—	36,484	1,787,664
John J. Granato	—	—	4,815	231,178
Harold M. Reed	—	—	23,958	1,187,804
Rasesh H. Shah	—	—	6,925	338,881
Neill C. McKinstray	3,338	68,028	5,541	272,498

(1)	All exercises in 2015 were exercises of SOSARs granted in 2010.

The Company believes in effectively managing its equity compensation programs while minimizing shareholder dilution. For this reason, the Company and the Compensation & Leadership Development Committee considers both the Company’s “burn rate” and our “overhang” percentage in evaluating the impact of grants under our long term incentive plans on our shareholders.
Overhang
Overhang (measuring the potential dilution of earnings and voting power to shareholders from the issuance of equity awards) is generally calculated as the sum of all equity awards outstanding plus shares available for future grant under a plan, divided by common shares outstanding. The table below provides a summary of our four-year historical overhang:

Overhang
Four-Year Historical Average (2012-2015)	6.03%
Burn Rate
Burn rate or run rate (measuring the annual usage of shares) is generally calculated as the number of shares granted divided by the total number of shares outstanding, and generally demonstrates how quickly a company uses available shares. The table below provides a summary of our four-year burn rate under the existing plan:

Burn Rate
Four-Year Historical Average (2012-2015)	0.99%
Pension Benefits
The Company maintains a Retirement Benefits Committee, not comprised of independent directors. The Board has delegated its authority to perform certain administrative, regulatory and fiduciary duties required of management as plan sponsor to the Retirement Benefits Committee. The Retirement Benefits Committee acts as the Plan Administrator for the Defined Benefit Pension Plan ("DBPP"), Supplemental Retirement Plan ("SRP"), Retirement Savings and Investment Plan, Deferred Compensation Plan, and the Employee Share Purchase Plan. As noted previously, the DBPP and SRP were frozen for non-retail employees as of July 1, 2010. Benefits accrued under the DBPP were distributed in 2015 as part of a plan termination process.
The retirement benefit for service through December 31, 2006 is a life annuity beginning at age 65 equal to 1.0% of average compensation plus 0.5% of average compensation in excess of Social Security Covered Compensation (a 35-year average of the Social Security wage bases), multiplied by the applicable years of service. The calculation of average compensation is based on the highest compensation earned in five years of employment up to and including 2006. Benefits accrued prior to January 1, 2004 were available as a lump sum or an annuity. Benefits accrued after January 1, 2004 were required to be taken in an annuity.

For service after December 31, 2006 through June 30, 2010, non-retail employees received a retirement benefit of 1% of compensation earned in each applicable year of service. A year of service is 1,000 or more hours worked during a calendar year.
Compensation is defined as total wages, salary, bonuses, commissions and overtime pay. For the qualified plans, compensation for the year is capped at the statutory limit for the applicable year under Section 401(a)(17) of the Internal Revenue Code. For the non-qualified plans, compensation is not capped. This results in a combined payout (from both plans) equal to a payout under the qualified plan as if there were no Internal Revenue Code cap.
Early retirement benefits were available upon termination at age 55 with 10 years of service. The early retirement benefit was reduced by 0.5% for each month retirement precedes age 65.
In 2015 the Company completed the process of terminating the Defined Benefit Pension Plan, which included settling the DBPP liabilities by offering lump sum distributions to plan participants and purchasing annuity contracts for those who did not elect lump sums.
The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under each of the DBPP and the Supplemental Retirement Plan (“SRP”) determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements. Of the NEOs, Patrick E. Bowe and John J. Granato are not eligible for retirement benefits under the qualified DBPP and non-qualified SRP, as they were hired after the plans were frozen.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
Michael J. Anderson	DBPP	23	$—	$945,438
	SRP	23	3,023,305	—
Harold M. Reed	DBPP	27	—	789,301
	SRP	27	1,464,156	—
Rasesh H. Shah	DBPP	26	—	835,710
	SRP	26	1,447,304	—
Neill C. McKinstray	DBPP	23	—	808,457
	SRP	23	478,439	—

(1)
Plans were instituted in 1984 for non-partners of the predecessor partnership of the Company. Former partners entered the plan in 1988. All individuals listed have years of Company service in excess of the listed years of credited service. Credited service is the number of years in which 1,000 hours of service are earned subsequent to plan entry date.

(2)
Present value of accumulated benefits calculated by discounting the December 31, 2015 accumulated benefit payable at normal retirement age under the normal annuity form. This discounting uses a discount rate of 2.9% for the SRP.

Nonqualified Deferred Compensation
The Company provides a non-qualified Deferred Compensation Plan (“DCP”) for employees whose Retirement Savings Investment Plan (“401(k)”) contributions are limited by Internal Revenue Service regulations. The DCP mimics the 401(k) sponsored by the Company in that participants may select the same investment options (excluding Company Common Shares) providing the potential for equivalent returns. The plan assets are held in a Rabbi Trust on the Company’s balance sheet and a liability is included for the compensation deferred by employees. Currently, eligible employees may defer up to 30% of their base salary and up to 50% of their bonus. Set forth below is a table with the NEOs’ information for the plan for 2015:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive contribution in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (1)	Aggregate withdrawals / distributions ($)	Aggregate balance at last FYE ($)
Patrick E. Bowe (2)	$—	$—	$—	$—	$—
Michael J. Anderson	—	76,858	(6,891)	—	751,214
John J. Granato	—	21,556	(1,202)	—	41,151
Harold M. Reed	—	54,205	599	—	238,680
Rasesh H. Shah	112,615	32,715	(5,256)	—	1,794,544
Neill C. McKinstray	152,569	42,243	(23,883)	—	1,429,953

(1)
The registrant contributions above are included in the Summary Compensation Table as part of “All Other Compensation.” As the investments are made in mutual funds, none of the earnings are above-market and are therefore not included in the Summary Compensation Table.

(2)	Patrick E. Bowe did not become eligible for the DCP until January 1, 2016.
Termination / Change in Control Payments
The Company grants severance in the event of position elimination and in the event of a change in control under Change in Control and Severance Policy Participation Agreements entered into with NEOs and other key employees. These agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or an NEO’s business Group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. At the participant’s election the severance payments will be paid out in a lump sum or in continuous payroll period installments over the benefit period. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. Payments under the Defined Benefit Pension Plan, Supplemental Retirement Plan and Deferred Compensation Plan are not impacted by these agreements.
Under each of the Change in Control and Severance Policy Participation Agreements, the applicable executive agrees not to divulge confidential information during or after his term of employment. In addition, the executive agrees not to compete with, or solicit the customers or employees of, the Company during and for a period of one year following a termination of employment without cause (for which period the executive will receive severance payments). Upon a termination of employment without cause and following a change of control of the Company, this period is extended to two years (for which period the executive will receive severance payments).
The following table presents the value of these agreements by NEO as if termination occurred on December 31, 2015:

Name	Severance (1)	Bonus (2)	Health (3)	Outplacement Services (4)	Additional Severance for Change in Control (5)	Cash value	Cash value if Change in Control
Patrick E. Bowe (7)	$1,800,000	$1,800,000	$23,128	$27,000	$1,800,000	3,650,128	$5,450,128
Michael J. Anderson (6)	150,000	—	18,566	27,000	150,000	195,566	345,566
John J. Granato	360,000	246,840	25,180	27,000	853,680	659,020	1,512,700
Harold M. Reed	438,000	332,350	25,300	27,000	1,102,700	822,650	1,925,350
Rasesh H. Shah	343,000	186,235	10,993	27,000	715,470	567,228	1,282,698
Neill C. McKinstray	336,000	243,440	18,429	27,000	822,880	624,869	1,447,749

(1)	Severance for other than a change in control is equal to one year’s salary. For Mr. Bowe, this is equal to two years of his current salary.

(2)
Bonus is equal to target bonus to be paid for 2015 and represents bonus earned prior to termination. If termination were to occur other than at December 31, this amount would be prorated. The amount for Mr. Bowe is equal to two years of target bonus.

(3)
Value of health benefits to be continued for up to 52 weeks based on years of service. All NEOs qualify for a full year of coverage. NEOs are responsible to continue their share of premium consistent with their coverage prior to termination.

(4)	Value estimated for one year of service (maximum to be provided).

(5)
If a termination is due to a change in control, participants are eligible for an additional year of severance plus two additional years of target bonus. Mr. Bowe is eligible to receive an additional year of severance and one additional year of target bonus.

(6)	Mr. Anderson's annual salary changed from $570,000 to $150,000 on November 2, 2015.

(7)
Mr. Bowe’s severance payments provide for higher payments if a termination occurs within the first 3 years of employment. Thereafter, the terms are the same as other NEO’s. See earlier discussion of Mr. Bowe’s compensation package.

Termination due to death would result in the following company-provided group life insurance proceeds in addition to accelerated vesting of RSAs and prorated adjustment of PSUs with subsequent issuance subject to any performance vesting criteria.

Name	Life Insurance Proceeds
Patrick E. Bowe	$750,000
Michael J. Anderson	750,000
John J. Granato	720,000
Harold M. Reed	750,000
Rasesh H. Shah	686,000
Neill C. McKinstray	672,000

Director Compensation
The following description of director compensation reflects the program approved by the Board of Directors in December 2013. This program was in place for 2015. The director compensation program was last changed in October 2010.
Directors who are not employees of the Company receive an annual retainer of $60,000. Committee chairpersons each receive an additional retainer as follows: Audit Committee chair $15,000 annually, Compensation Committee $10,000 annually, all other Committees $7,500 annually. The lead director also receives a $15,000 annual retainer. Directors may elect to receive their retainers in cash or Common Shares. Retainers are paid on a quarterly basis in May, August, November and February.
Directors are not paid for individual board meetings. Committee meetings are paid at $1,500 for all Committees. Committee meetings held or attended via teleconference are paid at the full $1,500 meeting fee. Additional compensation may be paid to individual directors for work requiring time and effort beyond what is normally expected to prepare for and attend Board and Committee meetings including orientation for new directors and special projects.
Directors receive an annual equity grant of restricted stock (RSAs) which replaced SOSARs in 2011. The value of annual grants was increased from $50,000 to $75,000 effective with the March 1, 2014 grants. Director grants of RSA’s will fully vest after one year from date of grant. Directors have an equity ownership target of five times their annual retainer ($300,000). Until reaching this ownership level, they are required to retain 75% of the shares issued through equity grants by the Company. Directors appointed to the Board receive a pro rata annual retainer and initial equity grant with a fair value approximately equal to $18,000.
Michael J. Anderson and Patrick E. Bowe are the only employee directors. They receive no additional compensation for their directorship.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(4)	Total ($)
Gerard M. Anderson	64,500	73,541	—	—	—	192	138,233
Catherine M. Kilbane	89,500	73,541	—	—	—	192	163,233
Robert J. King, Jr.	79,500	73,541	—	—	—	192	153,233
Ross W. Manire	73,500	73,541	—	—	—	192	147,233
Donald L. Mennel (2)	46,312	123,245	—	—	—	192	169,749
Patrick S. Mullin (2)	79,125	82,897	—	—	—	192	162,214
John T. Stout, Jr. (2)	43,500	103,557	—	—	—	192	147,249
Jacqueline F. Woods	79,500	73,541	—	—	—	192	153,233

(1)	RSA’s were granted to all Directors on March 2, 2015 and are valued at $44.76 per share, the closing price on the date of issuance.

(2)
Directors can make an election to receive common stock in lieu of all or 50% of the retainer fees. All of these shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued at the closing price on the date prior to issuance which was January 30 ($44.98), May 11 ($42.39), July 31 ($37.30) and October 30 ($35.40) for the fees noted above.

(3)	No SOSARs were granted in 2015.

(4)	Restricted share dividends earned during 2015.

Outstanding equity awards for non-employee directors and former directors at December 31, 2015 are as follows:

Name	Outstanding Restricted Share Awards (#)	Outstanding SOSARs (#)
Gerard M. Anderson	1,643	—
Catherine M. Kilbane	1,643	—
Robert J. King, Jr.	1,643	—
Ross W. Manire	1,643	—
Donald L. Mennel	1,643	—
Patrick S. Mullin	1,643	—
John T. Stout, Jr.	1,643	—
Jacqueline F. Woods	1,643	—

Other Information
Shareholder Proposals for 2017 Annual Meeting
Shareholder proposals intended for inclusion in the Company’s proxy statement relating to its 2017 annual meeting must be received by the company no later than November 23, 2016 and must otherwise comply with the SEC’s rules, to be considered for inclusion in the Company’s proxy materials.
In addition, the Company’s Code of Regulations establishes advance notice procedures for (1) the nomination, other than by or at the direction of the Board or the Company, of candidates for election as directors and (2) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board or the Company. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures. Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Company’s Secretary at the address below. The Company’s Secretary must receive any such proposals or nomination no earlier than January 13, 2017 and no later than February 12, 2017. The Company will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in the Company’s Code of Regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with their best judgment on any such shareholder proposal or nomination.
Additional Information
This proxy information is being mailed with the Company’s December 31, 2015 Summary Annual Report to Shareholders including the Annual Report on Form 10-K. You may obtain additional copies of the Company’s Annual Report on Form 10-K free of charge upon oral or written request to the Secretary of the Company at 480 West Dussel Drive, Maumee, Ohio 43537. You may also obtain a copy of this document at the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Our Annual Report on Form 10-K was filed on February 29, 2016 and this proxy statement will be filed on or about March 16, 2016.
The proxies being solicited are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. The Company reserves the right to hire proxy solicitation agents, at its expense, if deemed necessary or appropriate. Our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise.
Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or register your vote by phone or Internet as soon as possible.

By order of the Board of Directors

/s/ Naran U. Burchinow
Naran U. Burchinow Secretary

*** Exercise Your *Right* to Vote ***

THE ANDERSONS, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 15, 2016
Date: May 13, 2016 **Time:** 8:00 AM EDT
Location: THE ANDERSONS, INC.
GENERAL OFFICE BUILDING
480 W. DUSSEL DRIVE
MAUMEE, OHIO 43537

The Andersons

THE ANDERSONS, INC.
P.O. BOX 119
MAUMEE, OH 43537
ATTN: MARY SCHROEDER

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com*, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M99558-P73139

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT AND FORM 10K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*, or scan the QR Barcode below.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 29, 2016 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

SCAN TO
VIEW MATERIALS & VOTE

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: Go to *www.proxyvote.com* or from a smart phone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M99559-P73139

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01)	Michael J. Anderson, Sr.	06)	Ross W. Manire
02)	Gerard M. Anderson	07)	Donald L. Mennel
03)	Patrick E. Bowe	08)	Patrick S. Mullin
04)	Catherine M. Kilbane	09)	John T. Stout, Jr.
05)	Robert J. King, Jr.	10)	Jacqueline F. Woods

The Board of Directors recommends you vote FOR proposals 2 and 3.

3. An advisory vote on the executive compensation approving the resolution provided in the proxy statement.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M99560-P73139

The Andersons

THE ANDERSONS, INC.
P.O. BOX 119
MAUMEE, OH 43537
ATTN: MARY SCHROEDER

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99547-P73139 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE ANDERSONS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael J. Anderson, Sr.
02) Gerard M. Anderson
03) Patrick E. Bowe
04) Catherine M. Kilbane
05) Robert J. King, Jr.
06) Ross W. Manire
07) Donald L. Mennel
08) Patrick S. Mullin
09) John T. Stout, Jr.
10) Jacqueline F. Woods

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐
3. An advisory vote on the executive compensation approving the resolution provided in the proxy statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M99548-P73139

THE ANDERSONS, INC.
Annual Meeting of Shareholders
May 13, 2016 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Naran U. Burchinow, Tamara S. Sparks, and Matthew C. Anderson, and each of them individually, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote all of the shares of stock of THE ANDERSONS, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, EDT on May 13, 2016, at THE ANDERSONS, INC., GENERAL OFFICE BUILDING, 480 W. DUSSEL DRIVE, MAUMEE, OHIO 43537, and any adjournment or postponement thereof, as designated on the reverse side of this proxy card and, in their discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side